TRANSGLOBE ENERGY CORPORATION
Suite 2300, 250 - 5th Street S.W.
Calgary, Alberta T2P 0R4
Tel: (403) 264-9888
Web site: www.trans-globe.com

NOTICE OF THE ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 12, 2016

TO THE HOLDERS OF COMMON SHARES
Notice is hereby given that the Annual General and Special Meeting (the "Meeting") of the holders of common shares ("Common Shares") of TransGlobe Energy Corporation ("TransGlobe" or the "Company") will be held on the 3rd Floor of Centennial Place West, Bow River Room, 250 5th Street S.W. Calgary, Alberta, on Thursday, May 12, 2016, at 3:00 p.m. (Calgary time), for the following purposes:

1.
to receive and consider the consolidated financial statements of the Company for the fiscal year ended December 31, 2015 and the Report of the Company's Independent Registered Public Accounting Firm thereon;

2.	to fix the number of directors of the Company to be elected at the Meeting at eight (8);

3.	to elect the directors of the Company for the ensuing year;

4.	to appoint Deloitte LLP as auditors of the Company and to authorize the directors to fix their remuneration as such;

5.	to consider and, if deemed advisable, to approve an advisory resolution to accept the Company's approach to executive compensation;

6.
to consider and, if deemed advisable, to pass an ordinary resolution approving a new stock option plan for the Company and all unallocated options under such stock option plan, as more particularly described under "Matters to be acted upon at the Meeting - Approval of New Stock Option Plan " in the accompanying management information circular and proxy statement dated April 1, 2016 (the "Information Circular"); and

7.	to transact such further and other business as may properly come before the Meeting.
The nature of the business to be transacted at the Meeting is described in further detail in the accompanying Information Circular.
The record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting is March 30, 2016. Shareholders of the Company whose names have been entered in the register of shareholders at the close of business on that date will be entitled to receive notice of and to vote at the Meeting, provided that, to the extent a shareholder transfers the ownership of any of such shareholder's Common Shares after such date and the transferee of those Common Shares establishes that the transferee owns the Common Shares and requests, not later than 10 days before the Meeting, to be included in the list of shareholders eligible to vote at the Meeting, such transferee will be entitled to vote those Common Shares at the Meeting.
A shareholder may attend the Meeting in person or may be represented by proxy. Shareholders who are unable to attend the Meeting or any postponement or adjournment thereof in person are requested to date, sign and return the accompanying form of proxy for use at the Meeting or any postponement or adjournment thereof. To be effective, the enclosed proxy must be mailed so as to reach or be deposited with the Company's transfer agent and registrar, Computershare Trust Company of Canada ("Computershare"): (i) by mail using the enclosed return envelope or one addressed to Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (ii) by hand delivery to Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (iii) by phone at 1-866-732-VOTE (8683) ((312) 588-4290 outside of North America); (iv) through the internet at www.investorvote.com (detailed instructions are included with your proxy materials); or (v) scan the QR code on the proxy and follow the instructions in each case not later than forty-eight (48) hours (exclusive of Saturdays, Sundays and statutory holidays in the Province of Alberta) prior to the time of the Meeting or any postponement or adjournment thereof.
The instrument appointing a proxy shall be in writing and shall be executed by the shareholder or the shareholder's attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal by an officer or attorney thereof duly authorized.

The persons named in the enclosed form of proxy are directors and/or officers of the Company. Each shareholder has the right to appoint a proxyholder other than such persons, who need not be a shareholder, to attend and to act for such shareholder and on such shareholder's behalf at the Meeting. To exercise such right, the names of the nominees of management should be crossed out and the name of the shareholder's appointee should be legibly printed in the blank space provided.
In the event of a strike, lockout or other work stoppage involving postal employees, all documents required to be delivered by a shareholder of the Company should be delivered by facsimile to Computershare at 1-866-249-7775.
DATED at Calgary, Alberta this 1st day of April, 2016.
BY ORDER OF THE BOARD OF DIRECTORS

(signed) "Ross G. Clarkson"

President and Chief Executive Officer

TRANSGLOBE ENERGY CORPORATION

MANAGEMENT INFORMATION CIRCULAR

For the Annual General and Special Meeting of Shareholders to be held on May 12, 2016
This Management Information Circular ("Information Circular") is furnished in connection with the solicitation of proxies by management of the Company for use at the Annual General and Special Meeting (the "Meeting") of the holders ("shareholders" or "Shareholder") of common shares ("Common Shares") of TransGlobe Energy Corporation ("TransGlobe" or the "Company"), to be held on the 3rd Floor of Centennial Place West, Bow River Room, 250 5th Street S.W., Calgary, Alberta, on May 12, 2016 at 3:00 p.m. (Calgary time) for the purposes set forth in the accompanying Notice of Meeting.
Unless otherwise stated, the information contained in this Information Circular is given as at March 30, 2016.
No person has been authorized by the Company to give any information or make any representations in connection with the transactions herein described other than those contained in this Information Circular and, if given or made, any such information or representation must not be relied upon as having been authorized by the Company.
This Information Circular and the accompanying Notice of Meeting and form of proxy are expected to be mailed to registered shareholders on or before April 5, 2016. Although the Common Shares are registered with the U.S. Securities and Exchange Commission (the "SEC") under the U.S. Securities Exchange Act of 1934, as amended (the "1934 Act"), and the issued and outstanding Common Shares are listed and posted for trading on the OMX Global Select Market of the National Association of Securities Dealers' Automated Quotation ("NASDAQ") system, the Company is a "foreign private issuer" as defined in SEC Rule 3b-4, and is therefore exempt from the SEC's proxy access, formatting and filing requirements. This Information Circular complies with the Canadian requirements for management information circulars.
These securityholder materials are being sent to both registered and non-registered owners of Common Shares. If you are a non-registered owner, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities requirements from the intermediary holding on your behalf.
Certain information set forth in this document, including management of the Company's assessment of the Company's future plans, and compensation practices, contains forward-looking statements that involve substantial known and unknown risks and uncertainties. The use of any of the words "plan", "expect", "intend", "believe" or other similar words, or statements that certain events or conditions "may" or "will" occur are intended to identify forward-looking statements. These statements are only predictions and actual events or results may differ materially. Although management believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievement since such expectations are inherently subject to significant uncertainties and contingencies. Many factors could cause TransGlobe's actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransGlobe. In particular, forward-looking statements included in this document include, but are not limited to, statements with respect to the focus of the Company's compensation objectives, the terms of the Company's incentive plans, and potential changes to the Company's executive compensation in the future. These forward-looking statements are subject to numerous risks and uncertainties, including but not limited to, the impact of general economic conditions; ability to retain and attract qualified personnel; the results of exploration and development drilling and related activities; imprecision in reserve and resource estimates; the production and growth potential of the Company's assets; obtaining required approvals of regulatory authorities; risks associated with negotiating with foreign governments as well as country risk associated with conducting international activities; volatility in market prices for oil; fluctuations in foreign exchange or interest rates; ability to access sufficient capital from internal and external sources; and other factors, many of which are beyond the control of the Company. Readers are cautioned that the foregoing list of factors is not exhaustive. Although the forward-looking statements contained in this document are based upon assumptions which management believes to be reasonable, the Company cannot assure investors that actual results will be consistent with these forward-looking statements. With respect to forward-looking statements contained in this document, TransGlobe has made assumptions regarding, but not limited to: current commodity prices and royalty regimes; availability of skilled labour; levels of compensation of issuers in the Company's pay comparator group; future exchange rates; the price of oil; the impact of increasing competition; conditions in general economic and financial markets; recoverability of reserves; receipt of regulatory approvals; that the Company will have sufficient cash flow, debt or equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; that the Company's conduct and results of operations will be consistent with its expectations; that the estimates of the Company's reserves volumes and the assumptions related thereto (including commodity prices and development costs) are accurate in all material respects; that the Company will be able to attract and retain qualified directors, officers and employees; and other matters. These forward-looking statements are made as of the date of this document and TransGlobe disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or results or otherwise, other than as required by applicable securities laws.

CURRENCY AND EXCHANGE RATES
All dollar amounts in this Information Circular, unless otherwise indicated, are stated in United States ("U.S.") dollars. The Company has adopted the U.S. dollar as the functional currency for its consolidated financial statements. The exchange rates for the average of the daily noon buying rates during the period and the end of period noon buying rate for the U.S. dollar in terms of Canadian dollar ("C$") as reported by the Bank of Canada were as follows for each of the years ended December 31, 2015, 2014 and 2013.

	Year Ended	Year Ended	Year Ended
	December 31, 2015	December 31, 2014	December 31, 2013
End of Period	$1.3840	$1.1601	$1.0636
Period Average	$1.2790	$1.1048	$1.0303

GENERAL PROXY INFORMATION
General Meeting Requirements
The board of directors of the Company (the "Board" or the "board of directors") has fixed the record date for the Meeting at the close of business on March 30, 2016 (the "Record Date"). The Company will prepare, as of the Record Date, a list of Shareholders entitled to receive the Notice of Meeting and this Information Circular and showing the number of Common Shares held by each such Shareholder. A Shareholder of the Company named in the list is entitled to vote the Common Shares shown opposite such Shareholder's name at the Meeting except to the extent that such holder transfers ownership of the Common Shares after the Record Date, in which case the transferee shall be entitled to vote such Common Shares upon establishing ownership and requesting, not later than ten (10) days before the Meeting, to be included in the list of Shareholders entitled to vote at the Meeting.
Solicitation of Proxies
This Information Circular is furnished in connection with the solicitation of proxies by management of the Company for use at the Meeting, and at any postponement or adjournment thereof, at the time and place and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally, or by telephone, facsimile or other electronic means, by directors, officers and employees of the Company at nominal cost. All costs of solicitation by such directors, officers and employees will be borne by the Company.
The Company has made arrangements with brokerage houses and other intermediaries to send proxy materials, at the Company's expense, to Beneficial Shareholders (as defined herein) of the Company who have advised their broker or intermediary that they wish to receive such materials. In addition, the Company asks banks and brokers in the United States to forward copies to persons for whom they hold Common Shares and request authority for execution of the proxies. The Company will reimburse the brokerage houses, intermediaries, banks and brokers for their reasonable out-of-pocket expenses, including the actual cost of any postage incurred.
Appointment of Proxies
The persons named as proxy holders in the accompanying form of proxy are directors and/or officers of the Company and were designated by management of the Company. A registered Shareholder wishing to appoint some other person (who need not be a Shareholder) to represent him or her at the Meeting has the right to do so, either by striking out the names of those persons named in the accompanying form of proxy and inserting the desired person's name in the blank space provided in the form of proxy or by completing another form of proxy. A proxy will not be valid unless a properly completed proxy form is received at the office of the Company's Transfer Agent and Registrar, Computershare Trust Company of Canada ("Computershare"): (i) by mail using the enclosed return envelope or one addressed to Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (ii) by hand delivery to Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (iii) by phone at 1-866-732-VOTE (8683) ((312) 588-4290 outside of North America); (iv) through the internet at www.investorvote.com (detailed instructions are included with your proxy materials); or (v) scan the QR code on the proxy and follow the instructions in each case not later than forty-eight (48) hours (exclusive of Saturdays, Sundays and statutory holidays in the Province of Alberta) prior to the time of the Meeting or any postponement or adjournment thereof.
Revocation of Proxies
A Shareholder who has given a proxy may revoke it, in any manner permitted by law, including by instrument in writing, executed by the Shareholder or by his attorney authorized in writing or, if the Shareholder is a corporation, executed by a duly authorized officer or attorney of such corporation and deposited with the Company c/o Computershare Trust Company of Canada, at the address specified above at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof.
Advice to Beneficial Shareholders
The information set forth in this section is of significant importance to Shareholders of the Company, as a substantial number of the Shareholders of the Company do not hold Common Shares in their own name. Shareholders who do not hold their Common Shares in their own name (referred to in this Information Circular as "Beneficial Shareholders") should note that only proxies deposited by Shareholders whose names appear on the records of the Company as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those Common Shares will not be registered in the Shareholder's name on the records of the Company. Such Common Shares will more likely be registered under the name of the Shareholder's broker or an agent of that broker. In Canada, the vast majority of such Common Shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms). Common Shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers/nominees are prohibited from voting Common Shares for their clients. The directors and officers of the Company do not know for whose benefit the Common Shares registered in the name of CDS & Co. are held.
Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of Shareholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the form of proxy provided to registered Shareholders. However, its purpose is limited to instructing the intermediaries how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions Inc. ("Broadridge"). Broadridge typically applies a special sticker to the proxy forms, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the proxy forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A Beneficial Shareholder receiving a proxy with a Broadridge sticker on it cannot use that proxy to vote Common Shares directly at the Meeting. The proxy must be returned to Broadridge well in advance of the Meeting in order to have the Common Shares voted. If a Beneficial Shareholder wishes to vote directly at the Meeting, the registered Shareholder must strike out the name of the persons named in the instrument of proxy provided to the registered Shareholder and insert the name of the Beneficial Shareholder in the space provided and deposit the proxy with Computershare at the place and within the time specified above for the deposit of proxies.
The Company is not using "notice-and-access" to send its proxy-related materials to the Shareholders. Paper copies of such materials will be sent to all Shareholders. The Company will not send proxy-related materials directly to non-objecting Beneficial Shareholders. Such materials will be delivered to non-objecting Beneficial Shareholders by Broadridge or through the non-objecting Beneficial Shareholder's intermediary. The Company intends to pay for the costs of an intermediary to deliver to objecting Beneficial Shareholders the proxy-related materials and Form 54-101F7 Request for Voting Instructions Made by Intermediary of National Instrument 54-101.
Voting of Proxies
All Common Shares represented by properly executed and deposited proxies will be voted in accordance with the instructions contained therein and will be voted or withheld from voting in accordance with the instructions of the Shareholder on any ballot that may be called for. If no choice is specified with respect to any matters referred to herein, the persons designated in the enclosed form of proxy intend to vote such Common Shares FOR the resolutions in respect of each of the following matters:

•	to fix the number of directors of the Company to be elected at the Meeting at eight (8);

•	to elect the directors of the Company for the ensuing year;

•	to appoint Deloitte LLP as auditors of the Company and to authorize the director to fix their remuneration as such;

•	the advisory resolution to accept the Company's approach to executive compensation; and

•	to approve a new Stock Option Plan for the Company.
The enclosed form of proxy, when properly completed, delivered and not revoked, confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations to matters referred to herein and with respect to other matters which may properly come before the Meeting. In the event amendments or variations to matters referred to herein are properly brought before the Meeting, or any further or other business is properly brought before the Meeting, it is the intention of the persons designated in the enclosed form of proxy to vote in accordance with their best judgment on such matters or business. At the time of the printing of this Information Circular, management of the Company knows of no such amendment, variation or other matter which may be presented at the Meeting.
VOTING SHARES AND PRINCIPAL HOLDERS THEREOF
The Company is authorized to issue an unlimited number of Common Shares without nominal or par value. As at April 1, 2016, there were 72,205,369 Common Shares issued and outstanding. Each Common Share is entitled to one vote at the Meeting.
Only Shareholders of record at 4:30 p.m. (Calgary time) on March 30, 2016, the Record Date for the Meeting, who either personally attend the Meeting or who have completed and delivered a form of proxy in the manner and subject to the provisions described herein, will be entitled to vote or to have their Common Shares voted at the Meeting, except to the extent that such holder transfers ownership of the Common Shares after the Record Date, in which case the transferee shall be entitled to vote such Common Shares upon establishing ownership and requesting, not later than 10 days before the Meeting, to be included in the list of Shareholders entitled to vote at the Meeting.
To the best of the Company's knowledge and based on existing publicly available information, as at March 30, 2016, there were no persons who beneficially owned, or controlled or directed, directly or indirectly, more than 10% of the outstanding Common Shares, except as set forth below:

	Common Shares Beneficially Owned,	Percentage of the Outstanding
Name of Shareholder	Controlled or Directed (1)	Common Shares (2)

Montrusco Bolton Investments Inc. Montreal, Quebec	7,510,360	10.4%
Notes:
(1) Includes shares held by Montrusco Bolton Investments Inc. on behalf of its clients. (2) As at March 30, 2016 there were 72,205,369 Common Shares outstanding.

QUORUM
The presence in person of persons being not less than two (2) in number and holding or representing not less than 10% of the Common Shares entitled to be voted at the Meeting is necessary to convene the Meeting. Each resolution that will be placed before the Meeting will be an ordinary resolution requiring for its approval a simple majority of the votes cast in respect of the resolution.

MATTERS TO BE ACTED UPON AT THE MEETING
Presentation of Consolidated Financial Statements
At the Meeting, Shareholders will receive and consider the consolidated financial statements of the Company for the fiscal year ended December 31, 2015 and the Reports, of the Company's Independent Registered Public Accounting Firm on such statements, but no vote by the Shareholders with respect thereto is required or proposed to be taken.
Fixing the Number of Directors
At the Meeting, Shareholders will be asked to fix the number of directors of the Company to be elected at the Meeting at eight (8), as may be adjusted between Shareholders' meetings by way of resolution of the Board. Accordingly, unless otherwise directed, it is the intention of management to vote proxies in the accompanying form in favour of fixing the number of directors of the Company to be elected at the Meeting at eight (8).
Election of Directors
The directors of the Company are elected annually and hold office until the next annual general meeting of Shareholders or until their successors are appointed. Unless authority to do so is withheld, the persons designated in the accompanying form of proxy intend to vote for each of the nominees of management listed below. Management does not contemplate that any of the nominees will be unable or unwilling to serve as a director but if, for any reason, any of them is unable or unwilling to serve, it is intended that the proxies given pursuant to this solicitation will be voted for a substitute nominee or nominees selected by management, unless authority to vote the proxies in the election of directors is withheld.
The Board of Directors of the Company has adopted a policy stipulating that if the "WITHHOLD" votes in respect of the election of a director nominee at the Meeting represent more than the "FOR" votes, the nominee will submit his resignation promptly after the Meeting, for the Governance and Nominating Committee's consideration. The Governance and Nominating Committee will consider such resignation and will make a recommendation to the Board of Directors of the Company after reviewing the matter as to whether to accept it or not, having regard to all matters it deems relevant. The Board of Directors of the Company will consider the recommendation and the decision of the Board of Directors to accept or reject the resignation will be disclosed to the public within 90 days of the Meeting. The nominee will not participate in any committee or Board of Directors deliberations on the resignation offer. The policy does not apply in circumstances involving contested director elections.
The persons named in the following table are management's nominees to the Board of Directors. All of Messrs. Jennings, Clarkson, Chase, Dyment, Herrick, MacDougall and Ms. MacKenzie are ordinarily resident in Canada. Mr. Cook is ordinarily resident in Denmark.
The names and places of residence of the persons nominated for office as directors, the number of Common Shares, DSUs (as defined herein), PSUs (as defined herein), and Debentures of the Company beneficially owned, controlled or directed, directly or indirectly as at March 30, 2016, the period served as director, the age, tenure, independence, committee memberships, meeting attendance, other public board responsibilities and the principal occupation during the last five years of each are as follows:

Robert G. Jennings
Mr. Jennings is an independent businessman.
He retired in 2011 from Jennings Capital Inc. which he established in 1993, as a full service, independent investment firm providing corporations with research, corporate finance and sales services in both the national and international marketplace. From 1969 to 1979, Mr. Jennings was with McLeod Young Weir (predecessor to ScotiaMcLeod), where he held positions of increasing responsibility, initially as an oil and gas analyst, then in the corporate finance in Alberta. In 1976 he was promoted to Vice President of corporate finance for the Alberta area and held that position until 1979.

In January 1979, Mr. Jennings created a boutique firm, Carson Jennings & Associates, focused on oil and gas private placements and merger/acquisition activities. In September 1988, Mr. Jennings sold the firm to Walwyn Stodgell Ltd., (prior to Walwyn’s takeover of Midland Doherty), accepting the position of Senior Vice President and Director of Corporate and Government Finance for Western Canada with Midland Walwyn Capital Inc. He remained in the position until August 1993, when he founded Jennings Capital Inc. in Calgary.

Mr. Jennings has and currently serves as a board member on certain private companies as well as educational and charitable organizations.

B.A. CFA
Alberta, Canada
Age: 70
Director since: September 13, 2011
Independent Director

Securities Held(1)(2)	Number
Common Shares	30,000
Debentures($)	$185,500
DSUs(3)	69,582
100% of Annual Retainer taken in DSUs(4)	22,545
Shareholding requirements met(5)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2015
Board of Directors - Chairman Audit Committee Governance & Nominating Committee		12 of 12 meetings (100%) 4 of 4 meetings (100%) 3 of 3 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

ROSS G. CLARKSON
Mr. Clarkson is President and Chief Executive Officer of the Company.
He was appointed on December 4, 1996 and has served as a director of the Company since October 1995.

Mr. Clarkson was employed as a senior geological advisor with Petro-Canada from 1988 - 1996. Prior thereto, he served as Resident Manager of Petro-Canada (Yemen) Inc.; as Senior Project Geologist with Canadian Occidental Petroleum Ltd. in Yemen (now Nexen Inc.); and as supervisor of international exploration/geologist with Ranger Oil Limited, giving him over 40 years of domestic and international oil and gas exploration experience. His international familiarity extends to numerous countries on all continents.

Mr. Clarkson also holds an ICD.D designation from the Institute of Corporate Directors.

P.Geol., ICD.D
Alberta, Canada
Age: 62
Director since: October 11, 1995
President and Chief Executive Officer, Non-Independent Director

Securities Held(1)(2)	Number
Common Shares	2,344,493
Debentures($)	$100,000
PSUs(6)	163,405

Shareholding requirements met(7)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2015
Board of Directors		12 of 12 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

GEOFFREY C. CHASE
Mr. Chase is a retired (1999) professional engineer.

Mr. Chase has over 40 years’ experience in both Canadian and international oil and gas operations. The majority of which was gained while at Ranger Oil Limited.

As well as responsibility for production, drilling and construction operations as Vice President - Production at Ranger, Mr. Chase was involved in numerous merger and acquisition activities in Canada and internationally. In 1995, as Senior Vice President of Business Development, he became responsible for identifying and assessing development opportunities in West Africa, South America and elsewhere.

Also while at Ranger, Mr. Chase participated in the formation of Direct Energy Marketing Ltd., a joint venture marketing company, serving on its Board from 1986 and was Chairman from 1990 until 1994.

Mr. Chase obtained his ICD.D designation from the Institute of Corporate Directors in 2010 and is a Life Member of APEGGA.

P.Eng., ICD.D
Alberta, Canada
Age: 74
Director since: August 11, 2000
Independent Director

Securities Held(1)(2)	Number
Common Shares	38,241
Debentures($)	-
DSUs(3)	34,174
50% of annual retainer taken in DSUs	7,114
Shareholding requirements met(5)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2015
Board of Directors Audit Committee Reserves Committee Compensation and Human Resources Committee		12 of 12 meetings (100%) 2 of 2 meetings (100%) (January - May) 4 of 4 meetings (100%) 5 of 5 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

DAVID B. COOK
Mr. Cook is currently Chief Executive Officer of DONG Exploration and Production (part of the DONG Energy Group) located in Copenhagen, Denmark.

Mr. Cook previously served as Executive Officer and Head of Oil and Gas at TAQA North Ltd ("TAQA") where he lead the Company's upstream and midstream interests in the Middle East, North America, the United Kingdom and Europe. Prior to joining TAQA, he served as Vice President for BP Russia, responsible for British Petroleum's ("BP") non-TNK-BP exploration and production activities in Russia. Mr. Cook has held a variety of global technical, commercial and managerial positions based from the US, UK, Russia and the Middle East as well as board of director roles.

Mr. Cook holds a BSc in Geophysics and a PhD in Geological Sciences.

PhD. Geological Studies
Denmark, Copenhagen
Age: 53
Director since: August 12, 2014
Independent Director

Securities Held(1)(2)	Number
Common Shares	-
Debentures($)	-
DSUs(3)	44,351
0% of Annual Retainer taken in DSUs(4)	-
Shareholding requirements met(5)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2015
Board of Directors Audit Committee Governance & Nominating Committee		8 of 12 meetings ( 66%) 3 of 4 meeting ( 75%) 3 of 3 meeting (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

FRED J. DYMENT
Mr. Dyment is an independent businessman. Mr. Dyment is an experienced senior executive and board director, with over 40 years of experience in the oil and natural gas industry.

From 1978 to 2000, Mr. Dyment held increasingly senior positions with Ranger Oil Limited, including Chief Financial Officer, President and Chief Executive Officer. Mr. Dyment also held the position of President and Chief Executive Officer at Maxx Petroleum Company from 2000 to 2001. Mr. Dyment stepped down as Chairman of WesternZagros Resources Ltd., an international resource company engaged in acquiring properties and exploring for, developing and producing crude oil and natural gas on January 1, 2016.

Mr. Dyment received a Chartered Accountant designation from the province of Ontario in 1972.

Chartered Accountant
Alberta, Canada
Age: 67
Director since: February 10, 2004
Independent Director

Securities Held(1)(2)	Number
Common Shares	163,100
Debentures($)	-
DSUs(3)	34,868
0% of Annual Retainer taken in DSUs(4)
Shareholding requirements met(5)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2015
Board of Directors Audit Committee Compensation and Human Resources Committee Governance and Nominating Committee		12 of 12 meetings (100%) 4 of 4 meetings (100%) 5 of 5 meetings (100%) 3 of 3 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
ARC Resources Ltd.		Reserves Committee, Risk Committee, Corporate Governance & Nominating Committee
Major Drilling Group International Inc.		Audit Committee, Corporate Governance & Nominating Committee
Tesco Corporation		Compensation & Human Resource Committee, Corporate Governance & Nominating Committee
WesternZagros Resources Ltd.		Audit Committee, Health, Safety, Environment & Security Committee

LLOYD W. HERRICK
Mr. Herrick is Vice President and Chief Operating Officer of the Company.
He joined TransGlobe as Vice President and Chief Operating Officer in April 1999 and was appointed Director at that time.

Prior to this, Mr. Herrick was President and Chief Executive Officer of Moiibus Resource Corporation, which was acquired by TransGlobe. Mr. Herrick was previously employed with Ranger Oil Limited, serving in a variety of technical and management/executive positions including Vice President, Canadian Production from 1993 onward. Prior thereto, he was a petroleum engineer with Rupertsland Resources Ltd. and a production evaluations engineer with Hudson's Bay Oil & Gas Ltd. (1975 to 1981).

Mr. Herrick is a professional engineer with 40 years of oil and gas experience. Mr. Herrick also holds an ICD.D designation from the Institute of Corporate Directors.

P.Eng, ICD.D
Alberta, Canada
Age: 63
Director since: April 28, 1999
Vice President, Chief Operating Officer and Non-independent Director

Securities Held(1)(2)	Number
Common Shares	689,127
Debentures($)	-
PSUs(6)	129,774
Shareholding requirements met(7)	Yes

Board and Committee Meeting Participation		Meetings Attended During 2015
Board of Directors Health Safety Environment & Social Responsibility Committee		12 of 12 meetings (100%) 3 of 3 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

BOB (G.R.) MACDOUGALL
Mr. MacDougall is a corporate director.

Mr. MacDougall served as Executive Vice President and Chief Operating Officer of Vermilion Energy Inc. from 2004 until his retirement in 2012 where he led the company's operating business both domestically and internationally, with assets in France, the Netherlands, Australia and Ireland. Prior to this, Mr. MacDougall was with Chevron for nearly 20 years in production and drilling operations and served as General Manager of Production and Operations for ChevronTexaco's Western Canadian producing properties.

He has over 30 years’ experience in domestic and international oil and gas operations as well as and senior executive management experience.

Mr. MacDougall has an engineering Diploma from Saint Francis Xavier University and a Bachelor of Science degree in Engineering from Technical University of Nova Scotia.

P.Eng
Alberta, Canada
Age: 53
Director since: August 12, 2014
Independent Director

Securities Held(1)(2)	Number
Common Shares	27,800
Debentures($)	-
DSUs(3)	44,351
0% of Annual Retainer taken in DSUs(4)	-
Shareholding requirements met(5)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2015
Board of Directors Reserves Committee Compensation and Human Resources Committee Health Safety Environment & Social Responsibility Committee		12 of 12 meetings (100%) 4 of 4 meetings (100%) 5 of 5 meetings (100%) 3 of 3 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

SUSAN M. MACKENZIE
Ms. MacKenzie is a corporate director.

Ms. MacKenzie served as Chief Operating Officer with Oilsands Quest Inc., a NYSE Amex-listed oil sands company, from April - September 2010. Prior thereto, Ms. MacKenzie was employed for 12 years at PetroCanada, where she held senior roles including Vice President, Human Resources and Vice President of In-Situ Development and Operations. Ms. MacKenzie was with Amoco Canada Petroleum Company Ltd. for 14 years in a variety of engineering and leadership roles in natural gas, conventional oil and heavy oil exploitation.

Ms. MacKenzie holds a Bachelor of Engineering (Mechanical) degree from McGill University, and a MBA from the University of Calgary. She is a member of the Association of Professional Engineers and Geoscientists of Alberta. Ms. MacKenzie also holds the ICD.D designation from the Institute of Corporate Directors.

P.Eng, MBA, ICD.D
Alberta, Canada
Age: 55
Director since: April 22, 2014
Independent Director

Securities Held(1)(2)	Number
Common Shares	15,000
Debentures($)	-
DSUs(3)	43,478
0% of Annual Retainer taken in DSUs(4)
Shareholding requirements met(5)	Yes
Board and Committee Meeting Participation		Meetings Attended During 2015
Board of Directors Reserves Committee Compensation & Human Resources Committee Governance & Nominating Committee Health Safety Environment & Social Responsibility Committee		12 of 12 meetings (100%) 4 of 4 meetings (100%) 5 of 5 meetings (100%) 3 of 3 meetings (100%) 3 of 3 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
Enerplus Corporation		Compensation and Human Resources Committee, Reserves Committee, Safety and Social Responsibility Committee
Freehold Royalties Ltd		Governance, Nominating and Compensation Committee, Reserves Committee
Notes:
(1) "Held" means beneficially owned, controlled, or directed, directly or indirectly.
(2) For greater clarification, "Securities Held" includes Common Shares, Debentures and DSUs or PSUs (all DSUs and PSUs are settled in cash).
(3) "DSU" means deferred share unit.
(4) The number of DSUs received in lieu of the 2015 annual retainer is included in the total DSU number.
(5) Pursuant to the Company's share ownership policy Board members are required to accumulate three-times their annual retainer in Common Shares and DSUs within five (5) years of the earlier of their date of appointment as a director or implementation of the policy. The director shareholder ownership policy was implemented in 2013. Value for the purposes of determining compliance is based on the greater of the current market price and the original purchase price of shares or the fair market value at the date of grant for DSUs. The share price as at December 31, 2015 was used to calculate the value of shares.
(6) "PSU" means performance share unit.
(7) Pursuant to the Company's share ownership policy officers are required to accumulate a multiple of their annual salary in Common Shares and PSUs within five (5) years of the earlier of their date of appointment as an officer or implementation of the policy. The officer shareholder ownership policy was implemented in 2015. Value for the purposes of determining compliance is based on the greater of the current market price and the original purchase price as well as 50% of the fair market value of the performance share units at the time awarded.

Cease-Trade Orders, Bankruptcies, Penalties or Sanctions
No proposed director of the Company has, as at the date of this Information Circular or within the last 10 years prior to the date of this Information Circular, been a director, chief executive officer or chief financial officer of any company (including the Company) that, while such person was acting in that capacity: (i) was the subject of a cease-trade or similar order or an order that denied the company access to any exemption under securities legislation for a period of more than 30 consecutive days; or (ii) was subject to an event that resulted, after the director, chief executive officer or chief financial officer ceased to be a director, chief executive officer or chief financial officer, in the company being the subject of a cease-trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or (iii) while that person was acting in the capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets.
No proposed director of the Company has, within the 10 years before the date of this document, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver-manager or trustee appointed to hold its assets.
In addition, no proposed director has been subject to: (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

Appointment of Auditors
Unless otherwise directed, it is management's intention to vote the proxies in favour of an ordinary resolution to appoint the firm of Deloitte LLP, Chartered Accountants, to serve as auditors of the Company until the next annual meeting of Shareholders and to authorize the directors to fix their remuneration as such. Deloitte LLP have served as independent auditors for the Company since October 15, 1999.
The Audit Committee reviews the annual audit fees and considers the issue of auditor independence in the context of all services provided to the Company.
Certain information regarding the Company's Audit Committee, including the fees paid to the Company's auditors in the last fiscal year, that is required to be disclosed in accordance with National Instrument 52-110 of the Canadian Securities Administrators ("NI 52-110") is contained in the Company's annual information form for the year ended December 31, 2015, an electronic copy of which is available on the internet on the Company's SEDAR profile at www.sedar.com.
Advisory Vote on Executive Compensation (Say on Pay)

The Company is committed to continually enhancing its corporate governance practices and places a high importance on facilitating regular and constructive dialogue with shareholders. One method of shareholder engagement that is increasingly being utilized by reporting issuers is a "Say on Pay" advisory vote on a company's approach to executive compensation. These advisory votes provide shareholders with an opportunity to express their satisfaction with a company's approach to executive compensation. Given the importance that both the Board and our Shareholders place on executive compensation policies, the Board decided to adopt an annual say on pay advisory vote in 2015 to enhance our corporate governance practices. TransGlobe hopes you will carefully review the "Compensation Discussion & Analysis" beginning on page 27 of this Information Circular before voting on this matter. The compensation discussion and analysis contained in this Information Circular describes our compensation philosophy, the objectives of the different elements of our compensation programs and the way the Board assesses performance and makes decisions. It explains how our compensation programs are centered on a pay-for-performance culture and are aligned with strong risk management principles and the long-terms interests of shareholders. This disclosure has been approved by the Board. The following resolution is being proposed to the Shareholders by management of the Company.
"BE IT RESOLVED, on an advisory basis only and not to diminish the role and responsibilities of the Board of Directors, that the Shareholders of the Company accept the approach to executive compensation disclosed in the management information circular of the Company dated April 1, 2016 delivered in advance of the 2016 Annual General and Special Meeting of Shareholders of the Company."
As this is an advisory vote, the results will not be binding upon the Board. However, the Board will consider the outcome of the vote as part of its ongoing review of executive compensation. The Board believes that it is essential for the Shareholders to be well informed of the Company's approach to executive compensation and considers this advisory vote to be an important part of the ongoing process of engagement between the Shareholders and the Board.
The Board unanimously recommends that the Shareholders vote FOR the advisory vote on executive compensation and unless instructed otherwise, the persons named in the enclosed form of proxy will vote FOR the advisory vote on executive compensation.
Approval of New Stock Option Plan
Background
At the Meeting, Shareholders will be asked to pass an ordinary resolution approving a new stock option plan for the Company (the "New Option Plan") and all unallocated options under such plan. If the New Option Plan is not approved by ordinary resolution of Shareholders at the Meeting, then the New Option Plan shall be void and of no force and effect. The New Option Plan will authorize the Board of Directors to grant options to acquire Common Shares to officers and employees of the Company and its Related Entities (as defined below) to afford them the opportunity to participate in the long-term success of the Company and promote a greater alignment of their interests with the interests of the Shareholders.
The New Option Plan will replace the Company's current stock option plan (the "Current Option Plan") which was first implemented in 2003 and will expire on May 8, 2016. Shareholders have approved and/or confirmed the Current Option Plan (with and without amendments) five times since inception. Since Shareholders are not being asked to pass an ordinary resolution at the Meeting approving all unallocated options under the Current Option Plan, the Company will not be permitted to grant any further options under the Current Option Plan after May 8, 2016. For a description of the Current Option Plan see "Current Option Plan" in Schedule "C" to this Information Circular. As at April 1, 2016, the maximum number of Common Shares that may be issued under the Current Option Plan and all other security-based compensation arrangements was 7,220,536 Common Shares representing 10% of the number of issued and outstanding Common Shares on that date. An aggregate of 6,664,353 options to acquire Common Shares, representing 9.23% of the issued and outstanding Common Shares, are currently outstanding under the Current Option Plan at a weighted-average exercise price of $7.41 and will continue to be governed by the Current Option Plan so long as they remain outstanding. See "Compensation Discussion & Analysis - Securities Authorized for Issuance under Equity Plans". Up to 556,183 Common Shares are available for future grants under the New Option Plan, if approved, and all other security-based compensation arrangements, based on the number of outstanding Common Shares as at April 1, 2016. If any options granted under the Current Option Plan shall be exercised or shall expire, terminate, or be cancelled for any reason, such options shall be unallocated and be available for the purposes of future grants under the New Option Plan, if approved, and all other security-based compensation arrangements of the Company.
Description of the New Stock Option Plan
The full text of the New Option Plan is attached to this Information Circular as Schedule "B". The following is a summary of certain key provisions of the New Option Plan. This summary is subject to, and qualified by, the specific provisions of the New Option Plan. Capitalized terms used in the summary below and defined in the New Option Plan have the meanings given to them in the New Option Plan.

Eligible Participants
All officers and employees of the Company or a Related Entity of the Company are eligible to participate in the New Option Plan. Directors of the Company are not eligible for the award of Options under the New Option Plan.
Limits
The New Option Plan limits the number of Common Shares that may be issued pursuant to the exercise of Options awarded under such plan. Those limitations are as follows:

•
The number of Common Shares that may be issued pursuant to the exercise of Options awarded under the New Option Plan and all other Security Based Compensation Arrangements of the Company is 10% of the Common Shares outstanding from time to time.

•
The number of Common Shares reserved for issuance to any one individual under the New Option Plan, together with all other Security Based Compensation Arrangements of the Company, shall not exceed 5% of the outstanding Common Shares.

•
The number of Common Shares reserved for issuance to Insiders, at any time, under all Security Based Compensation Arrangements of the Company, shall not exceed 10% of the outstanding Common Shares, and the number of Common Shares issued to Insiders, within any one year period, under all Security Based Compensation Arrangements of the Company, shall not exceed 10% of the outstanding Common Shares.

•
Lastly, the number of Common Shares reserved for issuance to any one Insider under the New Option Plan, and all other Security Based Compensation Arrangements of the Company, shall not exceed 5% of the outstanding Common Shares.

Other than the Current Option Plan, which will expire on May 8, 2016 and the outstanding options that have been issued under the Current Option Plan, the Company has no Security Based Compensation Arrangements in effect as at the date of this Information Circular. See "Compensation and Discuss Analysis - Securities Authorized for Issuance under Equity Compensation Plans".
In determining the number of Common Shares issued within one year, the number of Common Shares shall be determined on the basis of the number of Common Shares that are outstanding immediately prior to the Common Share issuance, excluding Common Shares issued pursuant to the Company's Security Based Compensation Arrangements, over the preceding one-year period.
Exercise price
The price per share at which Common Shares may be purchased under an Option, or the Option Price, must be fixed by the Board of Directors at the time a grant of an Option is approved by the Board of Directors and shall be not less than the Fair Market Value as of the date determined by the Board of Directors, or if no such determination has been made, then as of the effective date of a grant of an Option.
The Option Price, and number of Common Shares issuable under awarded Options, are subject to customary adjustments determined by the Board of Directors, and, if applicable, subject to Exchange approval, in the case of dilutive events related to subdivisions, consolidations, stock dividends, capital reorganizations, reclassifications, exchanges, or other changes with respect to the Common Shares, or a consolidation, amalgamation, merger, spin-off, sale, lease or exchange of all or substantially all of the property of the Company or other distribution of the Company's assets to Shareholders.
Vesting
The vesting of Options granted under the New Option Plan shall be determined by the Board of Directors of Directors at the time of grant, in its sole discretion. To the extent awarded Options are determined to vest on the basis of time, then no such Options shall vest prior to the first anniversary of the date of grant except as otherwise provided by the New Option Plan.
The New Option Plan provides that the vesting of Options will accelerate in the case of a Change of Control provided certain terminating events, or double triggers, occur.
Termination by the Company
If, before the date the Options vest with respect to any Options granted to the Participant under the Plan, the employment of the Participant as an Employee of the Company or of a Related Entity is terminated by the Company or the Related Entity in circumstances where such termination occurs:

•	subsequent to a Change of Control and during the Change of Control Period; or

•
after the Company has a signed written agreement for a transaction which, if completed, would result in a Change of Control and prior to the date on which a Change of Control for such transaction occurs; and

•	such termination was for any reason whatsoever other than death or termination for Cause, then, the unvested Options held by a Participant shall immediately vest on the Separation Date and may be exercised at any time within 30 days of the date the Participant's employment was terminated by the Company or the Related Entity.
Resignation for Good Reason
If, before the date the Options vest with respect to any Options granted to the Participant under the Plan, the employment of the Participant as an Employee of the Company or of a Related Entity is terminated by the Participant for Good Reason where such termination occurs subsequent to a Change of Control and during the Change of Control Period, then, the Options held by a Participant shall immediately vest on the Separation Date and may be exercised at any time within 30 days of the Separation Date.
Except in the limited circumstances described below, the Board of Directors has no authority to accelerate the vesting of Options under the New Option Plan. The Board of Directors may, in connection with a Change of Control accelerate the vesting of any or all outstanding Options to provide that such outstanding Options shall be fully vested upon (or immediately prior to) the completion of the transaction resulting in the Change of Control if:

•
the required steps, as determined by the Board of Directors in its discretion, are not being taken in connection with such Change of Control to cause the conversion or exchange or replacement of any outstanding Options into or for rights or other securities of substantially equivalent value (or greater value), as determined by the Board of Directors in its discretion, in any entity participating in or resulting from a Change of Control; or

•
the Company has entered into an agreement relating to a transaction which, if completed, would result in a Change of Control and the counterparty or counterparties to such agreement require that all outstanding Options will be either (x) exercised immediately before the effective time of such transaction, or (y) terminated on or after the effective time of such transaction.

Term
The maximum term of an Option is five years from the date of grant of the Option or such shorter period of time as the Board of Directors may determine and specify in connection with the grant of the Option. If the expiry date of any Option falls within any Blackout Period, then the expiry date of such options shall be extended to the last day of the Blackout Extension Term.
Termination
General: Termination and Resignation
Except as described below, if a Participant's employment with the Company or the Related Entity is terminated, or the Participant resigns from employment with the Company or a Related Entity, then any Options granted to the Participant under the Plan which:

•	have not yet vested or been deemed to be vested on or before the Separation Date for the Participant are forfeited and cancelled effective on the Separation Date; and

•	have vested or been deemed to be vested on or before the Separation Date for the Participant shall continue to be exercisable at any time within thirty (30) days of such termination or resignation.
Termination for Cause
If a Participant's employment with the Company or the Related Entity is terminated for Cause, then any Options granted to the Participant under the Plan (whether vested or not) shall be forfeited and cancelled effective on the Separation Date and shall terminate without payment and shall be of no further force or effect from and after the Separation Date.
Leave of Absence
In the event a Participant takes a leave of absence other than an Approved Leave of Absence:

•
all Options granted to the Participant under the Plan that have not then vested shall terminate and be null and void as of the first day of the Participant's leave of absence, subject to applicable law and the Board of Directors's sole and absolute discretion to determine otherwise; and

•	all Options granted to the Participant under the Plan that have then vested shall terminate and be null and void as of the 30th day following the Participant's first day of their leave of absence.
Approved Leave of Absence
In the event a Participant takes an Approved Leave of Absence (other than an Approved Leave of Absence caused by Long-Term Disability), then the Options granted to such Participant will continue to vest and be exercisable as they would have if the Participant was not on an Approved Leave of Absence.
Approved Retirement and Long-Term Disability
Upon the Approved Retirement or commencement of an Approved Leave of Absence caused by Long-Term Disability of any Participant, all Options held by such Participant shall continue to vest and be exercisable by the Participant until the expiry of the Options, following which time such Options shall terminate.
Death
Subject to any express resolution passed by the Board of Directors, upon the death of a Participant, any Options granted to the Participant under the Plan which as of the date of the death of a Participant had vested shall continue to be exercisable by the legal representative of the Participant until the earlier of (i) the date that is six (6) months following the death of the Participant, and (ii) the expiration date of such Options, following which time such Options shall terminate.
Assignment
Except by operation of law (including normal estate settlement purposes), Options are non-transferable and non-assignable by the holders.
Amendments
The Board may, without shareholder approval:

•	discontinue the New Option Plan at any time;

•
modify a provision of the New Option Plan which is required to comply with applicable laws, the requirements of the Exchange or any regulatory authority having jurisdiction over the securities of the Company or correct;

•	modify any provision of the New Option Plan which is inapplicable or ambiguous or is an error or omission and amendments which are of a "housekeeping" nature; and

•
extend or accelerate the terms of vesting applicable to any Option in accordance with the terms of the New Option Plan, provided any amendment to the New Option Plan that requires approval of the Exchange may not be made without such approval.

Without the prior approval of the shareholders, as may be required by the Exchange, the Board of Directors may not:

•	make any amendment to the New Option Plan to increase the percentage of Common Shares issuable on exercise of outstanding Options as set out above;

•
reduce the exercise price of any outstanding Options or cancel and simultaneously therewith or within six months thereafter reissue Options or other entitlements in replacement of such cancelled options;

•	except in the case of Blackout Periods, extend the term of any outstanding Option beyond the original expiry date of such Option;

•	make amendments to eligible Participants that may permit the introduction or reintroduction of non-employee directors of the Board of Directors on a discretionary basis;

•
make any amendments to increase the maximum limit on the number of Common Shares that may be reserved for issuance and are issued to Insiders to greater than the designated thresholds set above within the designated time periods set above;

•	make any amendment to the New Option Plan that would permit a Participant to transfer or assign Options to a new beneficial Participant other than for normal estate settlement purposes; or

•	make any amendment to the provisions of the New Option Plan relating to amendments described above.
No financial assistance; Cashless Exercise
Except as described below, the New Option Plan does not authorize the Company to provide Participants with any financial assistance in connection with the exercise of Options. Where a Participant proposes to purchase Common Shares pursuant to Options granted under the New Option Plan, the Participant or, if applicable, the Participant's legal personal representative, may instead notify the Company in writing that the Participant or, if applicable, the Participant's legal personal representative, elects to dispose of some or all of the Options to the Company, in which event the Company shall pay to the Participant or, if applicable, the Participant's legal personal representative, in respect of the Cancelled Options compensation equal to the difference between the Fair Market Value of the Common Shares on the date on which such election is received by the Company and the applicable Option Price. Upon such payment being made, all such Options shall be cancelled. The Board of Directors may decline to permit the acquisition of such Options.
Approval Required
At the Meeting, Shareholders will be asked to consider and, if deemed advisable, to pass the following ordinary resolution (the "New Stock Option Plan Resolution"):
"BE IT RESOLVED as an ordinary resolution of the shareholders of TransGlobe Energy Corporation ("TransGlobe") that:

1.
the Stock Option Plan, substantially as described under the heading "Matters to be Acted Upon at the Meeting - Approval of New Stock Option Plan" in this Information Circular is hereby ratified, approved and confirmed;

2.
the Board of Directors or a duly authorized committee thereof, as referred to in the Stock Option Plan, are hereby authorized to issue options to acquire Common Shares of TransGlobe pursuant to the Stock Option Plan to those eligible to receive such options thereunder;

3.	the issuance of unallocated options under the Stock Option Plan is hereby authorized and approved until May 12, 2019;

4.
notwithstanding that this resolution has been passed by the holders of Common Shares, the Board of Directors is hereby authorized and empowered to revoke these resolutions, without any further approval of the shareholders of TransGlobe, at any time if such revocation is considered necessary or desirable by the Board of Directors of TransGlobe; and

5.
any director or senior officer of TransGlobe is hereby authorized and directed, for and on behalf of TransGlobe, to execute (whether under the corporate seal of TransGlobe or otherwise) and deliver, or cause to be executed and delivered, and to sign and/or file, or cause to be signed and/or filed, as the case may be, all applications, declarations, instruments and other documents, and to do or cause to be done all such other acts and things, as such director or officer may determine necessary or advisable to give effect to the foregoing resolutions including, without limitation, the execution, signing or filing of any such document or the doing of any such act or thing being conclusive evidence of such determination."

The New Stock Option Plan Resolution must be approved by a simple majority of the votes cast by the Shareholders present in person or represented by proxy at the Meeting. Unless otherwise directed, the persons named in the form of proxy for the Meeting intend to vote in favour of the New Stock Option Plan Resolution.

2015 Report of Voting Results
The following sets forth a brief description of each matter that was voted upon at the annual general and special meeting of Shareholders held on May 7, 2015 and the outcome of each vote:

Description of Matter:	Outcome of Vote	Votes For (ballots only)	Votes Against / Withheld (ballots only)
Ordinary resolution to approve fixing the number of directors of TransGlobe to be elected at such meeting to eight.	Resolution approved	97.63%	2.37%
Ordinary resolution to approve the election of the following nominees to serve directors of TransGlobe for the ensuing year, or until their successors are duly elected or appointed:	Resolution approved
Robert Jennings		94.20%	5.80%
Ross Clarkson		97.69%	2.31%
David Cook		97.57%	2.43%
Lloyd Herrick		97.57%	2.43%
Geoff Chase		97.84%	2.16%
Fred Dyment		94.99%	5.01%
Bob MacDougall		99.49%	0.51%
Susan MacKenzie		99.48%	0.52%
Ordinary resolution approving among other things, By-law Number 2 of the Company relating to the advance notice of nomination of directors.	Resolution approved	67.50%	32.50%
Ordinary resolution to accept the Company's approach to executive compensation	Resolution approved	91.25%	8.75%
Shareholder proposal number one	Proposal rejected	28.90%	71.10%
Shareholder proposal number two	Proposal rejected	30.37%	69.63%
Ordinary resolution to approve the appointment of Deloitte LLP, Chartered Accountants, as auditors of TransGlobe for the ensuing year and to authorize the directors to fix their remuneration.	Resolution approved	N/A	N/A

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON
Management of TransGlobe is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director or nominee for director, executive officer, or anyone who has held office as such since the commencement of the last completed fiscal year of the Company, or of any associate or affiliate of any of the foregoing individuals, in any matter to be acted on at the Meeting, other than the election of directors and the appointment of auditors.

STATEMENT OF DIRECTOR COMPENSATION
Directors' Summary Compensation Table
The following table sets forth for the year ended December 31, 2015, information concerning the compensation paid to our directors other than our directors who are also Named Executive Officers (as defined herein). For the purposes of this Information Circular, "Named Executive Officers" or "NEOs" means each of the following individuals: (a) the Chief Executive Officer ("CEO") of the Company; (b) the Chief Financial Officer ("CFO") of the Company; (c) each of the three most highly compensated executive officers of the Company (including any of its subsidiaries) or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at December 31, 2015 whose total compensation was, individually, more than $150,000, as determined in accordance with NI 51-102, for that financial year; and (d) each individual who would be an NEO under (c) but for the fact that the individual was neither an executive officer of the Company or its subsidiaries, nor acting in a similar capacity, at December 31, 2015. See "Compensation Discussion & Analysis". All fees earned are based on the compensation schedule for the Company's independent directors, which schedule is reviewed annually by the full board of directors. Directors may elect to receive the annual Board retainer in cash or deferred share units ("DSUs"). Committee fees are paid in cash.

Name	Fees Earned (C$)	Share Based Awards (C$)(1)(2)	Total (C$)
Geoff Chase	49,250	97,375	146,625
David Cook	81,667	61,876	143,543
Fred Dyment	93,500	61,876	155,376
Robert Jennings	10,333	189,845	200,178
Bob MacDougall	85,000	61,876	146,876
Susan MacKenzie	90,333	61,876	152,209
Notes:
(1) All DSUs are settled in cash. In accordance with the terms of the DSU Plan, the number of DSUs to be awarded is determined by dividing that portion of the annual retainer which the director elected to receive in DSUs by the weighted-average trading price of the Common Shares on the TSX for the last five trading days prior to the award date. As well, additional DSUs are credited to the directors as of each dividend payment date in respect of cash dividends which were paid on Common Shares throughout the fiscal year in accordance with the DSU Plan. The number of additional DSUs credited is determined by dividing: (a) the dividends that would have been paid to the director if each DSU in the director's account on the relevant dividend record date had been one Common Share, by (b) the weighted-average trading price of the Common Shares on the Toronto Stock Exchange ("TSX") for the last five trading days prior to the award date. The fair value of the DSUs disclosed above were determined using the lattice-based trinomial pricing model, at a weighted-average value of $4.99 per DSU. This approach to valuing the DSUs is consistent with the manner in which the DSUs are valued for the Company's financial statements which are in compliance with IFRS.
(2) The Company did not grant any option-based awards or pay any non-equity incentive plan compensation, pension contribution or any other compensation to its directors (other than directors who are also NEOs) in the year ended December 31, 2015.

The breakdown of each director's committee fees earned included in above table under "Fees Earned", is as follows:

Name	Audit Committee Fee (C$)	Compensation & Human Resources Committee Fee (C$)	Governance & Nominating Committee Fee (C$)	Reserves Committee Fee (C$)	Health Safety Environment & Social Responsibility Committee (C$)
Geoff Chase	1,250	5,000	—	7,500	—
David Cook	5,000	—	5,667	—	—
Fred Dyment	12,500	5,000	5,000	—	—
Robert Jennings	5,000	—	5,333	—	—
Bob MacDougall	—	5,000	—	5,000	4,000
Susan MacKenzie	—	6,000	5,000	5,000	3,333
Notes:

•	Represents fees paid during the period from January 1, 2015 to December 31, 2015.

•	From January 1 and until December 31, 2015, the committees were comprised of the following directors:

◦	Audit Committee - Mr. Dyment (Chairman), Mr. Chase (January - April ), Mr. Cook and Mr. Jennings;

◦	Reserves Committee - Mr. Chase (Chairman), Mr. MacDougall and Ms. MacKenzie;

◦	Compensation and Human Resources Committee - Ms. MacKenzie (Chair), Mr. Chase, Mr. Dyment and Mr. MacDougall;

◦	Governance and Nominating Committee - Mr. Cook (Chairman May - December), Mr. Jennings (Chairman January - April), Mr. Dyment and Ms MacKenzie;

◦	Health Safety Environment and Corporate Social Responsibility Committee - Mr. MacDougall (Chairman), Ms. MacKenzie and Mr. Herrick;

◦
Committee fees are based on an annual fee which is prorated if a director is on a committee for only a portion of the year: The Audit Committee Chairman receives $12,500, the Reserves Committee Chairman receives $7,500 and a fee of $6,000 is paid to the Chairman of each of the Compensation and Human Resources Committee, Governance and Nominating Committee, and the Health Safety Environment and Social Responsibility Committee. Committee members receive an annual fee of $5,000 per committee on which they serve. Commencing January 1, 2016, the fee paid to all committee chairs was revised to $7,500 per annum including those previously paid a higher chair fee.

Directors' Outstanding Option-Based Awards and Share-Based Awards

The following table sets forth, for each of our directors other than directors who are also NEOs all option-based awards outstanding at the end of the year ended December 31, 2015. Prior to 2014, Options were awarded to the Company's independent directors to promote alignment with Shareholders' interests, in recognition of the Board members' stewardship and to ensure such directors were appropriately iincentivized to add value based on their extensive experience and in-depth knowledge of the international oil and gas business.

Option-based Awards(1)
Name	Number of securities underlying unexercised options (#)	Option exercise price (C$)	Option expiration date	Value of unexercised in-the-money options(1) (C$)
Robert Jennings
	100,000	9.53	12-Sep-2016	—
	19,500	11.65	14-May-2017	—
	25,000	9.13	14-Mar-2018	—
Geoff Chase
	21,000	13.02	17-May-2016	—
	19,800	11.65	14-May-2017	—
	25,000	9.13	14-Mar-2018	—
David Cook
	—	—	—	—
Fred Dyment
	24,000	13.02	17-May-2016	—
	21,000	11.65	14-May-2017	—
	27,000	9.13	14-Mar-2018	—
Bob MacDougall
	—	—	—	—
Susan MacKenzie
	—	—	—	—
Notes:

(1)	Calculated based on the difference between the market price of the Common Shares underlying the Options at December 31, 2015 and the exercise price of the Options.

The following table sets forth, for each of our directors other than directors who are also NEOs, all share-based awards outstanding at the end of the year ended December 31, 2015.

Share-based awards(1)
Name	Number of shares or units that have not vested (#)	Market or payout value of share-based awards that have not vested (C$)	Market or payout value of vested share-based awards not paid out or distributed (C$)(2)
Robert Jennings	—	—	174,603
Geoff Chase	—	—	85,777
Fred Dyment	—	—	87,521
David Cook	—	—	111,321
Bob MacDougall	—	—	111,321
Susan MacKenzie	—	—	109,137
Notes:
(1) The DSUs are settled in cash and are not eligible to be settled in shares.
(2) Determined by multiplying the total number of DSUs held by each director by the market price of the Common Shares on December 31, 2015 (C$2.51).

Directors' Option Based and Share Based Awards – Value Vested or Earned During the Year
The following table sets forth for each of our directors, other than directors who are also NEOs, the value of option-based awards and share-based awards which vested during the year ended December 31, 2015 and the value of non-equity incentive plan compensation earned during the year ended December 31, 2015.

Name	Option-based awards – Value vested during the year (1) (C$)	Share-based awards - Value vested during the year(2) (C$)	Non-equity incentive plan compensation – Value earned during the year (C$)
Geoff Chase	—	97,375	—
David Cook	—	61,876	—
Fred Dyment	—	61,876	—
Robert Jennings	—	189,845	—
Bob MacDougall	—	61,876	—
Susan MacKenzie	—	61,876	—
Notes:
(1) Represents the aggregate dollar value of the Common Shares that would have been realized if the Options had been exercised on the vesting date and calculated based on the difference between the market price of the Common Shares underlying the Options on the vesting date and the exercise price of the Options on the vesting date.
(2) All DSUs granted during the fiscal year were vested on the date of grant in accordance with the DSU Plan and can only be redeemed for cash following departure from the Company. The disclosed values were determined by (i) multiplying the number of DSUs granted during the fiscal year by the fair value of the DSUs, as determined using the lattice-based trinomial pricing model, on the grant of such DSUs, and (ii) aggregating such values.

DSU Plan
The Board approved a DSU Plan on May 20, 2014 which permits the granting of DSUs to all directors of the Company and its related entities ("DSU Participants"). The DSU Plan is administered by the CHRC as delegated by the Board. Prior to 2014, Directors received grants of Options as part of their annual retainer. As part of the review of director compensation initiated in 2013, the CHRC evaluated alternative means of providing compensation to Directors to improve alignment with the Company’s shareholders and governance best practices. Following this review, the CHRC recommended and the Board approved a DSU plan for Directors to fully replace the use of Options. Directors may elect to receive all or a portion of their annual retainer payable to them in DSUs.
Each DSU Participant has the right to elect, at any time prior to December 15th of each year, to be credited with DSUs in lieu of all or any part of the annual retainer otherwise payable to such DSU Participant in cash in the immediately succeeding period. The number of DSUs to be credited to a DSU Participant's account is determined by dividing: (a) the dollar amount of the portion of the DSU Participant's compensation to be paid as DSUs by (b) the five-day weighted average trading price of the Common Shares on the Toronto Stock Exchange (or such stock exchange on which the Common Shares may be listed) immediately preceding the award date. Each DSU will vest on the award date, unless specified otherwise by the CHRC. DSUs are non-transferable and non-assignable.
DSUs, which are granted pursuant to the DSU plan, track the value of the Common Shares. Although the DSUs are vested at the time of grant, they are not paid out until a Director departs from the Board, at which time they are paid out in cash equal to the number of DSUs held, multiplied by the price of the Common Shares at the time of payout less required withholdings. Payout will occur within thirty (30) days following the date of retirement or death of a DSU Participant and, in any event, no later than the earlier of the 60th day after the distribution date (as defined under the DSU Plan) and the end of the first calendar year commencing after the date of retirement or death. All dividends paid on the Common Shares are also paid to holders of DSUs through the issuance of additional DSUs.

Each DSU Participant is entitled to terminate or change his or her annual election, provided that they are not entitled to file more than one election notice in any calendar year unless specifically authorized by resolution of the Board. Upon death of a DSU Participant, any payment amount, less applicable withholdings, owed on DSUs granted under the DSU Plan will be paid to the deceased DSU Participant's estate prior to the final payment date (as defined under the DSU Plan).

In the event of any subdivision, consolidation, stock dividend, capital reorganization, reclassification, exchange, or other change with respect to the Common Shares, or a consolidation, amalgamation, merger, spin-off, sale, lease or exchange of all or substantially all of the property of the Company or other distribution of the Company's assets to Shareholders (other than the payment of dividends in respect of the Common Shares as contemplated under the DSU Plan), the account of each DSU Participant and the DSUs outstanding under the DSU Plan will be adjusted in such manner, if any, as the CHRC deems appropriate.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Governance Philosophy

TransGlobe’s board of directors and Management are committed to a high standard of corporate governance practices. We believe that strong governance is in the best interests of our shareholders and promotes effective decision making at the Board level. We monitor Canadian and U.S. regulations related to corporate governance, legal requirements and disclosure trends. As a Canadian corporation with common shares dual-listed on the TSX and the NASDAQ, we are subject to Canadian rules and policies adopted by the TSX and Canadian Securities Administrators (‘‘CSA’’), as well as rules and listing standards applicable to “foreign private issuers” adopted by NASDAQ and the U.S. SEC, which includes provisions of the Sarbanes-Oxley Act of 2002 (“SOX”).

This Statement of Corporate Governance Practices was approved by the Board and is made in accordance with CSA National Instrument 58-101 Disclosure of Corporate Governance Practices (‘‘NI 58-101’’), which requires disclosure of our approach to corporate governance. As noted above, we consider Canadian corporate governance requirements, corporate governance rules and listing standards and applicable SEC rules in determining our corporate governance practices. The board of directors has delegated responsibility to the Governance and Nomination Committee, which is composed entirely of independent directors, to oversee our corporate governance practices. Our corporate governance practices and policies are described more fully in this section of this Information Circular.

The guidelines noted above and all of the governance documents are available in the governance section of our website at www.trans-globe.com.

Independence of the Board

The board of directors is responsible for determining whether or not each director is independent. NI 52-110 provides that a member is "independent" if the member has no direct or indirect material relationship with the issuer - a "material relationship" being one which could, in the view of the issuer's board of directors, reasonably interfere with the exercise of a member's independent judgment. NI 52-110 also specifically prescribes certain relationships that are considered to be material.

Based on the foregoing, the board of directors of TransGlobe has determined that the following individuals are independent within the meaning of NI 52-110: Robert Jennings, Geoff Chase, Fred Dyment, Susan MacKenzie, Bob MacDougall and David Cook. Ross Clarkson and Lloyd Herrick are not independent within the meaning of NI 52-110 as they are also executive officers of the Company. A majority of the directors are independent.

		Committees
Independent Board Members	Year Appointed	AC	RES	CHRC	GOV	HSES[1]
Robert Jennings (Board Chairman)	2011	x			x
Geoff Chase	2000		Chair	x
David Cook	2014	x			Chair
Fred Dyment	2004	Chair		x	x
Bob MacDougall	2014		x	x		Chair
Susan MacKenzie	2014		x	Chair	x	x
Not Independent - Management
Ross Clarkson	1995
Lloyd Herrick	1999					x
Note:
1 Brian Twaddle, Country Manager Egypt, is an ex-officio member of the Committee.
The independent directors of TransGlobe hold meetings at which non-independent directors and members of management are not in attendance, as required, and in conjunction with the regularly scheduled meeting of the board of directors of TransGlobe. Eleven of such meetings were held since the beginning of the Company's most recently completed financial year. The Audit Committee also meets regularly without any non-independent directors present; four such meetings were held in the most recently completed financial year.

The Governance and Nominating Committee has the responsibility to take initiatives to ensure that the board of directors can function independently of management, including, without limitation, recommending to the board of directors mechanisms, including the appointment of a committee of directors independent of management, to allow directors who are independent of management an opportunity to discuss the Company's affairs in the absence of management.

The Chairman of the Board is Robert Jennings who is an independent director. The board of directors has developed terms of reference for the Chairman of the Board, and they include the following general duties and responsibilities:

•	managing the Board and ensuring that the Board is organized properly and functions effectively to meet its obligations and responsibilities;

•	working with the Chief Executive Officer to ensure management strategies, plans and performance are appropriately represented to the Board;

•	working with the Chief Executive Officer to ensure effective relations with Board members, Shareholders, other stakeholders and the public;

•	working with the Corporate Secretary on all Board affairs, including communications; and

•	maintaining relations with Shareholders, other stakeholders and the public.
Interlocking Relationships
Three of the directors of TransGlobe are also directors of other reporting issuers. Directors are required to advise the Chairman of the Board before accepting an invitation to sit on the board of another public company. If it is determined that a conflict of interest exists by serving on the board of another company, the director is expected to act in accordance with the recommendation of the Governance and Nominating Committee. The

Governance and Nominating Committee considers it good governance to avoid interlocking relationships if possible. No TransGlobe directors sit on the same board of directors of any outside reporting issuer and as such no interlocking relationships exist.
Board Mandate
The Company has a Charter of Board of Directors Governance, which is attached as Schedule A hereto.
Responsibilities and duties of the board of directors, which are more fully outlined in the Charter of Board of Directors Governance, include the following:

•	review and adopt the Company's strategic business plan, corporate objectives, financial plans and budgets and review against corporate performance;

•	identify and review the business risks of the Company and ensure that systems are in place to monitor and manage such risks;

•	approve the hiring of senior officers and monitor the performance of senior officers; and

•	ensure the Company maintains appropriate internal controls and management information systems.

Position Descriptions
The Board has developed written position descriptions or terms of reference for the Chairman of the Board, the Chairman of each committee of the Board (which include terms of reference for the Chairman for each of the Audit Committee, the Governance and Nominating Committee, the Compensation and Human Resources Committee, the Reserves Committee and the Health Safety Environment and Social Responsibility Committee) and for individual directors. The Board has also developed charters for each committee of the Board.
The terms of reference for the Chairman of the Audit Committee include the following general roles and responsibilities:

•	managing the affairs of the Committee, including ensuring the Committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Chief Financial Officer to ensure effective relations with committee members; and

•	maintaining ongoing communications with the Chief Financial Officer and the Company's external auditors.
The terms of reference for the Chairman of the Governance and Nominating Committee include the following general roles and responsibilities:

•	managing the affairs of the committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Corporate Secretary and Chief Financial Officer to ensure effective relations with committee members;

•	maintaining on-going communications with the Corporate Secretary and Chief Financial Officer;

•	overseeing management's formulation of and compliance with corporate governance policies and procedures; and

•
preparing the Company's public disclosure relating to its corporate governance policies and procedures, and generally relating to compliance with corporate governance related legal and regulatory requirements.

The terms of reference for the Chairman of the Reserves Committee include the following general roles and responsibilities:

•	managing the affairs of the committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Vice President and Chief Operating Officer;

•	working with the Company's independent petroleum consultants, including ongoing communications; and

•	leading the committee in overseeing the work of the Company's reserve data management team and the independent petroleum consultants.
The terms of reference for the Chairman of the Compensation and Human Resource committee include the following general roles and responsibilities:

•	managing the affairs of the committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Chief Executive Officer to ensure effective relations with committee members;

•	working with the Company's independent compensation consultants;

•	maintaining on-going communications with the Chief Executive Officer; and

•	leading the committee in overseeing management's formulation of human resource and compensation policies and procedures.
The terms of reference for the Chairman of the Health Safety Environment and Social Responsibility Committee include the following general roles and responsibilities:

•	managing the affairs of the committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Chief Executive Officer to ensure effective relations with committee members;
maintaining on-going communications with the Chief Executive Officer; and

•	leading management's formulation of health safety environmental and social responsibility policies and procedures;
The terms of reference for individual directors establish a number of standards for directors, including the following:

•	fulfilling legal requirements of directors, including a comprehensive understanding of the statutory and fiduciary roles;

•	preparing for each meeting and maintaining an excellent attendance record;

•	participating fully and frankly in the deliberations and discussions of the Board;

•	participating on committees and understanding the process of committee work; and

•	being generally knowledgeable about the business of the Company and its industry as well as the regulatory, legislative, business, social and political environments within which the Company operates.

The Board and the Chief Executive Officer have developed a written position description for the Chief Executive Officer.
The Chief Executive Officer's primary responsibilities include the following:

•	providing overall leadership and vision in developing, in concert with the board of directors, the Company's strategic direction;

•
providing overall leadership (including recommendations for appointment of, and changes to, executive and other officers) and vision in developing the tactics and business plans necessary to realize the Company's objectives;

•
managing the overall business to ensure strategic and business plans are effectively implemented, the results are monitored and reported to the Board, and financial and operational objectives are attained; and

•	managing the overall business to act with a view to the best interests of the Company, growing value and maximizing return to Shareholders.
Other Committees
The board of directors has established a Reserves Committee to assist the Board in monitoring the integrity of the oil and gas reserves of the Company, compliance by the Company with legal and regulatory requirements related to reserves, qualifications, independence and performance of the Company's independent reserve evaluators, and the performance of the Company's procedures for providing information to the independent reserve evaluators. The Reserves Committee is comprised entirely of independent directors.
The charter for the Reserves Committee includes the following responsibilities:

•	reporting committee actions to the board of directors with such recommendations as the committee may deem appropriate;

•	providing a report of management and directors on oil and gas disclosure for the Company's Annual Information Form as prescribed in Form 51-101F3 of National Instrument 51-101;

•	annually engage the independent reserve evaluators and evaluate the performance of the independent reserve evaluators;

•	ensuring no restrictions are placed by management on the scope of the reserve evaluators' review and examination of the Company's information;

•
ensuring that no officer, director or employee attempts to fraudulently influence, coerce, manipulate or mislead any evaluator engaged in the preparation of the Company's oil and gas reserves statements; and

•	reviewing process and results in relation to the completion of the reserve evaluations.

Nomination of Directors
The Board's Governance and Nominating Committee is comprised entirely of independent directors.
The roles and responsibilities of the Governance and Nominating Committee include the following:

•	identify, review the qualifications of, and recommend to the board of directors possible nominees for the board of directors;

•	assess directors on an ongoing basis and oversee the effective functioning of the board of directors, including the orientation and education of new recruits to the board of directors;

•	assess the board's committee structure on an ongoing basis and recommend changes where appropriate;

•	oversee the relationship between management and the board of directors and to recommend improvements to such relationship;

•	review the size and composition of the board of directors and committee structure;

•	review the appropriateness of the terms of the mandate and responsibilities of the board of directors and the charters, mandates and responsibilities of each of the committees; and

•	undertake such other initiatives as are needed to assist the board of directors in providing efficient and effective corporate governance for the benefit of Shareholders.
The Governance and Nominating Committee of the Board, working with the Corporate Secretary may engage an outside consultant to assist in identifying qualified candidates for the Board. The nominees for directors are initially considered and recommended by the Governance and Nominating Committee of the Board, approved by the entire Board and appointed by the Company or shareholders, as required.
The Board has not adopted a formal policy on term limits for members of the board of directors. The Company believes with its recent additions and expected retirement over the next few years, the Board has sufficient turn-over to provide adequate renewal.
Assessments
The Governance and Nominating Committee evaluates regularly the effectiveness and contribution of the Board, the Chairman of the Board and the chairman of each committee and the effectiveness and contribution of individual directors, having regard for the mandate of the Board and position descriptions, attendance at board and committee meetings, overall contribution and, in the case of individual directors, the competencies and skills the individual director is expected to bring to the Board. The Board has adopted an annual board questionnaire to assist in the assessment of the functioning of the board of directors as a whole, and through an annual self-assessment which are all submitted to the Governance and Nominating committee chair. The results of the board questionnaires are summarized and actions developed as results are reviewed with the whole Board. Meetings between the Chairman of the Board and individual directors are held to discuss results of the evaluation.
Also, all independent Board members confirm their continued independence annually by completing a corresponding questionnaire.
Continuing Education
The Governance and Nominating Committee is responsible for the orientation and education of new recruits to the board of directors. New directors are provided with the opportunity to meet with management, tour properties and receive reports relating to the Company's business and affairs. The Company may also pay for the cost of relevant courses for the directors.
The board of directors of the Company has adopted a continuing education and development policy for directors. Under the policy, continuing education is to be provided to directors through regular presentations by senior management on the key areas of the Company's business. On an annual basis, directors will attend a strategy meeting with senior management of the Company that provides for a comprehensive review of the Company's operations and include an in-depth discussion of the strategic plans of the Company for the coming year. New directors are invited to visit the site locations in Egypt within two years of joining the board of directors. In addition, the Company schedules reviews of various governance topics relevant to the Company, with area experts. These reviews may include, for example, best practices in corporate governance, human resources, risk management including hedging, credit and information technology and a review of major environmental and geopolitical issues. On an annual basis, the Company canvases the directors to determine whether there are additional topics that they would like to see addressed in the forthcoming year. Each director of the Company is expected to maintain the level of expertise necessary to perform his or her responsibilities as a director. The Company provides a reasonable allowance for outside board education for each director on an annual basis.
In addition, the board of directors of the Company has adopted an orientation policy for new directors. Under the policy, a senior member of management (the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer) organizes an orientation program for newly elected directors of the Company. The initial orientation includes a detailed briefing on all significant areas of the Company's operations by members of senior management. New directors are provided with a comprehensive board manual which contains a record of historical information about the Company, the charters of the Board and its committees and other relevant business information relating to the Company. All new directors, within 24 months of becoming a director, are invited to visit the Company's main operations. All directors receive an extensive package of materials prior to each Board meeting. These materials provide a comprehensive summary of each agenda item to be discussed. Similarly, committee members also are provided with a comprehensive summary on each agenda item to be discussed at committee meetings. Senior management are available to discuss each agenda item at the meetings.
The Company may cover the cost of relevant courses for directors. Mr. Clarkson graduated from the Institute of Corporate Directors in 2008, Mr. Herrick in 2009 and Mr. Chase during 2010. Ms. MacKenzie graduated from the Institute of Corporate Directors prior to joining the TransGlobe Board. All received certification.
Directors are made aware of corporate director-focused educational seminars offered by third-party professional organizations.
Skills Matrix

On a regular basis, the board of directors reviews a skills matrix to ensure a full complement of skills is available from members of the Board to assist the Company. The most recent skills matrix was completed in 2014 and is set out below.

	Rob Jennings	Geoff Chase	David Cook	Fred Dyment	Bob MacDougall	Susan MacKenzie	Ross Clarkson	Lloyd Herrick
DIRECTOR BACKGROUND
Current Number of Public Boards	1	1	1	5	1	3	1	1
Committees *	1,4	2,3*	1,4*	1*,2,4	2,3,5*	2*,3,4,5	CEO	COO,5
Director Since	2011	2000	2014	2004	2014	2014	1995	1999
AREA OF EXPERTISE
Audit / Accounting	x			x			x	x
M&A / Capital Markets	x		x	x	x		x	x
Oil & Gas Legal / Commercial			x				x	x
Engineering / Operations / G&G		x	x		x	x	x	x
Executive Management	x	x	x	x	x	x	x	x
Human Resources	x	x			x	x	x	x
Governance	x		x	x		x	x	x
Risk Management	x		x	x	x	x	x	x
INDUSTRY EXPERIENCE
Oil & Gas Exploration & Production	x	x	x	x	x	x	x	x
Marketing / Storage / Transportation		x	x			x	x	x
International	x	x	x	x	x	x	x	x
Government Relations	x		x	x			x	x
BOARD COMPOSITION
Geographic	Can	Can	DK	Can	Can	Can	Can	Can
Active Executive	N	N	Y	N	N	N	Y	Y
Age	70	74	53	67	53	55	62	63
Gender	M	M	M	M	M	F	M	M
Notes:
Committees: 1 Audit Committee, 2 CHRC, 3 Reserves, 4 Governance & Nominating, 5 HSES
* Denotes chairman of the Committee

Diversity

The Board of Directors has adopted a diversity policy that pertains to Board nominations, executive officer appointments and employee hiring. Under the policy, selection will be made on the basis of the skills, knowledge, experience and character of individual candidates and the requirements of the Board, management and staff at the time and without reference to their age, gender, race, ethnicity, sexual orientation, physical disability or religion. The Company is committed to a meritocracy and believes that considering the broadest group of individuals who have the skills, knowledge, experience and character required to provide the leadership and skills needed to achieve the Company's business objectives, is in the best interests of the Company. While the Board recognizes the benefits of diversity within the Board, management and the Company in general, neither the Board nor management will compromise the principles of a meritocracy by imposing quotas or targets. In that regard, the Board has not adopted targets regarding women on the Company's Board or in executive officer positions for the reasons noted above.

There were no recruitments to the board or for executive positions at TransGlobe in 2015. As such, although there was consideration given to gender representation on the board and in executive positions, no changes were made.

Specifically with respect to Board and executive officer gender diversity, to measure the effectiveness of this policy, the Governance and Nominating Committee will review periodically the process of identifying female candidates as potential nominees for board positions or executive positions and the skills, knowledge, experience and character of any such female candidates relative to other candidates to ensure that female candidates are being fairly considered relative to other candidates. The Board expects to undertake measures to ensure that the policy has been effectively implemented and to assess progress in achieving the objectives of the policy in connection with any future recruitment process.
Currently, one out of six (16.67%) of the Company's independent directors is a woman and women hold nil out of five (0%) executive officer positions with the Company. The Board believes that its current membership has the expertise, skills, geographic representation, diversity, character and size to represent the interests of shareholders and appropriately address the Company's business needs.

Director Share Ownership
On January 22, 2013, the board of directors of the Company adopted a mandatory share ownership policy for directors. Directors are required to acquire and hold Common Shares and or DSUs with a minimum aggregate market value or original purchase cost or issued value of three (3) times the annual retainer fee that they are paid. Directors will have a period of five (5) years from the date of the implementation of the policy on January 22, 2013, or from the date of their appointment as a director of the Company, whichever is later, to acquire the value required. Directors are required to confirm annually, for the Company's management information circular, their beneficial Common Share ownership position and that the required ownership is not hedged or otherwise forward sold.
Executive Share Ownership
On February 10, 2015 the Board of Directors adopted a mandatory share ownership policy for executive officers. Executives are required to acquire and hold Common Shares and/or 50% of PSUs with a minimum aggregate market value or original purchase cost or issued value of: Chief Executive Officer - three (3) times annual base salary, Chief Financial Officer and Chief Operating Officer - two (2) times annual base salary and all other executive officers - one (1) time annual base salary. Executive Officers will have five (5) years from the date of the implementation of the policy on February 10, 2015 or from their date of appointment as an executive officer of the Company, whichever is later, to acquire the value required.
Retirement Policy for Directors
The board of directors of the Company adopted a mandatory retirement policy. The Company's directors are not permitted to stand for re-election to the board of directors of the Company once they have attained the age of 75. The board of directors reserves the right to deviate from the policy under extenuating circumstances. The Governance and Nominating Committee will have the responsibility to evaluate annually the qualification of each director standing for re-election in the current year.
Retirement Policy for Executive Officers and Employees
The board of directors of the Company adopted a retirement policy for executive officers and employees of TransGlobe. Executive officers and other employees are eligible for approved retirement when the individual has greater than or equal to ten years of service with the Company and is older than 55 years of age. The Board of Directors of the Company reserves the right to deviate from the policy under extenuating circumstances. An executive officer who is also a director that has served a minimum of two years as a director of the Company will be eligible for approved retirement.
Code of Business Conduct and Other Governance Policies
The Company has adopted a corporate code of conduct which is applicable to the Company, its employees and contractors (the "Corporate Code of Conduct"). A copy of the Corporate Code of Conduct has been posted to SEDAR at www.sedar.com and to EDGAR at www.sec.gov.
The Corporate Code of Conduct for the Company is intended to guide employees' and contractors' activities to enhance value and to minimize situations where a conflict of interest could arise and where harm to the Company and its employees could occur. The Corporate Code of Conduct addresses responsibilities and values, insider trading, business relationships, entertainment, gifts and favours, compliance and monitoring. Adherence to the policy is monitored by management through routine supervisory practices and an annual Corporate Code of Conduct disclosure and sign-off process. When an investigation results in a finding that the Corporate Code of Conduct has been breached, the employee or contractor who has breached the Corporate Code of Conduct may, depending upon the seriousness of the breach, be subject to discipline up to and including termination of employment.
The Company has also developed a specific code of conduct for its directors and officers (the "Code") (which is also available on SEDAR and EDGAR). The Code provides generally that each individual being considered for nomination as a director must disclose to the Governance and Nominating Committee all interests in relationships of which the director is aware at the time of consideration which will or may give rise to a conflict of interest. If such an interest or relationship should arise while the individual is a director, there is a positive onus on the director to make disclosure of the same to the Corporate Secretary or the Chairman of the Board. Each director is also required by the Code to report any known or suspected breach of the Code to the Chairman of the Board, and is annually required to review, sign and deliver to the board Chair an executed copy of the Code.
TransGlobe has not experienced any known conduct of a director or executive officer that constitutes a departure from the Code requiring the filing of a material change report since the beginning of the Company's most recently completed financial year.
Pursuant to the Code, all directors have agreed to the following guidelines respecting conflicts of interest:

•
directors shall avoid situations that may result in a conflict or perceived conflict between their personal interests and the interest of the Company and situations where their actions as directors are influenced or perceived to be influenced by their personal interests;

•
each director must at all times comply fully with applicable law and should avoid any situation which could be perceived as improper, unethical or indicative of a casual attitude towards compliance with the law;

•
no director may hold a significant financial interest, either directly or through a relative or associate, or hold or accept a position as an officer or director in an organization in a relationship with the Company, where, by virtue of his or her position with the Company, the director could in any way benefit the other organization by influencing the purchasing, selling or other decisions of the Company, unless that interest has been fully disclosed in writing to the Board; and

•	a "significant financial interest" in this context is any interest substantial enough that decisions of the Company could result in gain for the director.
Last, in accordance with the ABCA, directors who are a party to or are a director or an officer of a party to a material contract or material transaction, are required to disclose the nature and extent of their interest and are not permitted to vote on any resolution to approve the contract or transaction.
The Board provides leadership, supervision and support for the employees of the Company to uphold the principles articulated in the Corporate Code of Conduct.
Trading Policy
The Company has adopted a trading policy that ensures the Company and its directors, officers, employees and consultants satisfy legal and ethical obligations related to proper and effective disclosure of corporate information and the trading of securities with that information.

The Trading Policy also contains an anti-hedging provision which includes a prohibition on directors, officers and employees purchasing financial instruments such as prepaid forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge their underlying position in Company shares.

Disclosure Policy
The Company has adopted a disclosure policy to ensure that communication to the public is done in a timely, factual and accurate manner as well applicable to legal and regulatory requirements. The policy extends to all employees and contractors of the Company, its board of directors, and those authorized to speak on behalf of the Company.

Role and Composition of the Compensation and Human Resources Committee ("CHRC")
TransGlobe's Board of Directors is responsible for the oversight of compensation matters at TransGlobe. The CHRC assists the Board in establishing and overseeing director and executive compensation, including completing an annual review of the compensation of TransGlobe’s NEOs, other officers, employees and directors, as well as reviewing and considering other compensation-related matters. On an ongoing basis, the CHRC reviews succession planning, specifically, in relation to the position of President and CEO and senior leadership positions.
Composition of the Compensation and Human Resources Committee
In 2015 the CHRC was comprised of four independent Directors (Ms. Susan MacKenzie, and Messrs. Fred Dyment, Geoff Chase and Bob MacDougall). Each of these Directors has significant experience in board and senior management roles of domestic and international oil and gas exploration companies where they were responsible for designing, implementing and monitoring the effectiveness of executive compensation policies and practices.
The following is a brief description of the relevant skills and experience of each CHRC member.

CHRC Member	Independent	Relevant Skills and Experience
Susan MacKenzie (Chair)	Yes
Ms. MacKenzie chairs the Compensation & Human Resources Committee of Enerplus Corporation and chairs the Governance, Nominating and Compensation Committee of Freehold Royalties Ltd. As Vice President Human Resources for Petro-Canada, Ms. MacKenzie was responsible for the Company’s compensation programs and policies, for succession planning and leadership development and was Senior Management representative on the Management Resources & Compensation Committee of the Board. She holds the ICD.D designation from the Institute of Corporate Directors.

Fred Dyment	Yes
Mr. Dyment has over 40 years' experience in senior leadership roles in the oil and gas industry and brings a wealth of hands-on industry experience. Mr. Dyment also holds board positions and sits on the Compensation Committee of several private and public corporations.

Geoff Chase	Yes
Mr. Chase spent 28 years in increasingly senior positions with Ranger Oil Limited where he retired as senior vice president of business development in 1999. While with Ranger Oil and subsequently as a director with the Company and another private board Mr. Chase has gained practical experience having been actively involved with compensation and other human resources related matters. Mr. Chase also holds the ICD.D designation from the Institute of Corporate Directors.

Bob MacDougall	Yes
Mr. MacDougall has over 20 years experience in senior leadership roles at Vermilion Energy Inc. as Executive Vice President and Chief Operating Officer. Mr. MacDougall's experience includes significant practical experience with compensation and human resources.

Compensation Advisor
TransGlobe’s compensation policies have allowed the Company to attract, motivate, and retain a team executive officers and employees working towards the common goal of enhancing shareholder value. In an effort to ensure that TransGlobe is maintaining a competitive compensation arrangement for its executive officers, directors and employees the CHRC has engaged the services of Hugessen Consulting Inc. ("Hugessen"), an independent compensation advisor. Specifically Hugessen conducted a comprehensive review of TransGlobe's compensation practices beginning in 2013 and completed that initial engagement in 2014. Subsequent to 2014 Hugessen has provided support to the CHRC in understanding current market and industry trends as well as advising on specific CHRC matters related to Compensation peer group, STIP payouts, salary changes and LTIP issues.

At no time since the most recently completed financial year of TransGlobe, has any other compensation consultant or advisor been retained by TransGlobe to assist the Board or the CHRC in determining the compensation of the executive officers or directors of TransGlobe.
Executive / Director Compensation Advisor Related Fees

Year	Executive Compensation Related Fees*C$)	All Other Fees(C$)
2015	43,353	41,979
2014	54,820	-

Role of the Compensation and Human Resources Committee
The role of the CHRC is to review and make recommendations to the Board in respect of compensation matters relating to the Company's Executive Officers and Directors, including the NEOs.
Subject to the powers and duties of the Board, the CHRC is required under its charter to perform the following duties:

•
Review and recommend corporate goals and objectives relevant to the incentive compensation of the Company's executive officers and employees. Provide performance assessment of financial, operations, and strategic objectives to the Board;

•	Determine total compensation, including salary, STIP, LTIP and benefits, of the executive officers, subject to the terms of existing contractual arrangements;

•
Oversee the Company's stock option plan (the "Option Plan"), performance share unit plan (the "PSU Plan"), restricted share unit plan (the “RSU Plan”) and deferred share unit plan (the "DSU Plan") and determine their use as forms of incentive compensation

•	Determine and recommend any other incentives/compensation plans;

•	Review terms of new executive officer contracts, amendments or renewal of existing executive officer contracts and make recommendations for approval of contracts to the board of directors;

•	Review the compensation of the directors in light of time commitments, competitive fees, risks and responsibilities and make recommendations for approval of directors' fees to the board of directors;

•
Based on recommendations of the Chief Executive Officer, determine the general compensation structure and policies and programs for the Company such that the Company is able to attract, motivate and retain key personnel;

•	Review and make recommendations to the Board on issues that arise in relation to any employment contract in force;

•	Review succession planning and leadership development plans and progress related to the position of President and CEO and other senior leadership positions;

•	Review and approve severance arrangements for executive officers;

•	Consider the risks associated with the Company's compensation policies; and

•	Annually review the charter and propose amendments to be ratified by a simple majority of the board of directors.

Compensation Approval Process
The following outlines elements of the CHRC's typical compensation approval process:

1	Review & Align	The CHRC reviews and confirms alignment of compensation philosophy and objectives with the compensation program and practices
2	Consult	As deemed necessary the CHRC consults with its independent advisor on executive compensation
3	Benchmark & Report	As deemed necessary by the CHRC the independent advisor conducts benchmarking against the Comparator Group, which is reviewed and approved by the CHRC
4	Review & Analyze	If completed, the CHRC reviews any such benchmarking and with the input from its independent advisor develops a recommendation for the CEO and other executive compensation design
5	Recommend	The CHRC recommends President and CEO and the other executive compensation to the Board
6	Approve	Board approves President and CEO and other executive compensation

Changes to Compensation in 2015

Due to the high degree of volatility in the crude oil markets over the year, and given the substantial review of pay programs conducted in 2014, the Committee focused its efforts on assessing the impact of the market turmoil. Rather than producing details analysis of pay data for the prior year, the Committee reviewed relevant information and took the following pay program related actions in 2015:

•	Reviewed stock option plan provisions best practices for implementation in 2016; and

•	Reviewed NEO compensation among compensation peers.
The review of NEO compensation among our compensation peers indicated that all the executives were positioned at approximately median or below with the exception of the COO.
In light of the challenges facing the Company and the broader industry in 2015, the CHRC applied discretionary judgements in its approach to compensation matters. Compensation philosophy, mix and design were unaltered, however awards were adjusted downwards to reflect fiscal constraints and macro-environmental conditions. Please refer to the Letter to Shareholders for a detailed discussion of 2015 pay decisions.

Letter to Shareholders
Fellow Shareholder:

The Compensation and Human Resources Committee and Board of Directors of TransGlobe believe in providing clear and transparent disclosure to help our shareholders understand the compensation paid to our executives, and the rationale behind our compensation decisions. With this letter to shareholders we outline our strategy and objectives, how we performed in 2015, and how this performance informed and guided our pay decisions during the year. A more detailed description of our compensation programs and decisions can be found in the Compensation, Discussion and Analysis (“CD&A”) following this letter.
Our Strategy
TransGlobe’s corporate strategy is to build long-term shareholder value through the profitable acquisition, exploration, development and exploitation of oil and gas assets. To date, we have focused our efforts in the Middle East, and currently exclusively Egypt, but our ambition is to expand into countries where we can leverage our operational, administrative and managerial skills in jurisdictions with lower inherent geopolitical risk. With our existing asset base, TransGlobe is focused on growing cash flow and asset value through improved oilfield operations, enhanced oil recovery applications, improved Ras Gharib crude oil pricing and cost structure efficiencies.
The Company continues to target future expansion efforts towards acquisitions with similar characteristics to those successfully completed in Egypt. We target opportunities of a size not typically sought by major competitors but large enough to be impactful to TransGlobe, and with the potential to be self-sufficient from a cash flow perspective early in the development phase.
2015 Performance
In short, 2015 was a very challenging year for TransGlobe, principally due to the dramatic decrease in crude oil prices. The Company focused on maintaining production levels with minimal investment and across the board cost reduction measures including the sale and disposition of uneconomic assets. In addition, management with the support of the Board, took a comprehensive approach to reducing costs and protecting the Company's strong financial position. On the strategic front, the Company undertook in-depth reviews and negotiations on several targeted transactions which would have met the Company's objectives to diversify geo-politically. These efforts did not result in successful acquisitions due to differing transaction price expectations. The Company did successfully initiate the direct sale of its entitlement crude oil production in Egypt, an achievement that was three years in the making. In addition, the Company achieved the majority of its financial, operational and strategic objectives.
2015 Pay Decisions
Due to the significant downturn in oil prices, those achievements have been significantly overshadowed and both Long Term Incentive Plans awards and Short Term Incentive Plan bonuses were adjusted to reflect our current economic realities and the experience of our shareholders.
Relative to our pay comparator group, which was left unchanged from 2014, TransGlobe's 1-year total shareholder return was above median amongst this group, however the group on average had a median TSR of -64%.
Base Salaries: Base salary adjustments were considered in January 2015 per usual Company practice. No increases were awarded in January 2015.
Short-term Incentive Plan (“STIP”): Based on Company results, the CHRC recommended and the Board approved a corporate score of 1.08. However, the Board exercised its discretion and approved STI payouts based on an adjusted corporate score of 0.50 or approximately a 54% reduction in an effort to temper favourable outcomes in light of poor shareholder returns. For a more detailed discussion of the STIP refer to page 31 of the CD&A.
Long-term Incentive Plan (“LTIP”): TransGlobe introduced a cash-based PSU plan in 2014 to partially replace the use of options and the LTIP mix for 2015 was weighted approximately 50% options and 50% PSUs. The 2015 LTIP was considered in May 2015 per the Company’s usual practice. Given the challenging macro-economic and commodity price environments, the Board exercised its discretion in adjusting 2015 LTI grant values downward to below target levels. Total aggregate individual units awarded were equal to the amounts granted in 2014 however with the decrease in the underlying share price as well as other valuation factors, the resultant value attributed to these grants was approximately 68% of 2014 award values.
CEO Compensation: Mr. Clarkson's performance was assessed by the full Board on the achievement of 2015 Corporate and CEO objectives. Mr. Clarkson’s compensation in 2015 was directly tied to Corporate performance with 56% of his total direct compensation (“TDC”) at-risk. Mr. Clarkson received a 0% base salary increase, a reduced STIP payout based on an adjusted corporate score of 0.50 (versus actual score of 1.08), and a LTIP grant award of approximately 68% of target. CEO total direct compensation declined from $1.6M in 2014 to $1.3M in 2015.
Compensation and Alignment to Performance
The Board remains confident that TransGlobe’s compensation program will enable the Company to attract, motivate and retain top talent and is well aligned to the interests of shareholders. We highlight the following elements:

•	Rigorous STIP aligned to key operational, financial, and strategic objectives;

•	PSU plan (50% of LTIP mix is performance conditioned);

•	Reduced emphasis on Options as a component of compensation (reduced to 50% of executive officers LTIP mix;

•	No pension plan, material benefits or perquisites; and

•	Executive officer share ownership guidelines of 3X base salary for CEO, 2X base salary for COO and CFO and 1X base salary for other executive officers.

2016 Compensation Decisions Made
The Board decisions in 2016 year-to-date that relate to 2016 executive compensation include:

•	Base salaries were again held constant with no adjustments in January 2016 (no change since 2014);

•	Aggregate 2016 LTI Executive award values would be reduced from prior year (aggregate 2015 awards were approximately 70% of target;

•	Advanced annual Executives' option awards to March, from May, in order to address option tax treatment uncertainty; and

•	Significantly revised Stock Option Plan (the “Plan”) to reflect current good governance and market practices.

Conclusion
We trust our approach to compensation programs further demonstrate our commitment to a pay-for-performance compensation philosophy and we will continue to re-evaluate current practices and monitor emerging best practices. We encourage you to engage with us on our approach to compensation and with any related questions you may have.

On behalf of the CHRC, we thank you for taking the time to read our disclosure.

Signed: Susan MacKenzie	Signed: Robert Jennings
Chair, CHRC	Chairman, Board of Directors

COMPENSATION DISCUSSION & ANALYSIS
Introduction
The following section outlines the compensation programs in which the NEOs participate. For 2015, the NEOs were:

•	Ross Clarkson - President and CEO

•	Lloyd Herrick - Vice President and COO

•	Randy Neely - Vice President, CFO, and Secretary

•	Al Gress - Vice President Business Development

•	Brett Norris - Vice President Exploration

TransGlobe's compensation program is based on a "pay-for-performance" philosophy, which supports the Company's commitment to the creation of long-term value for its Shareholders. The Company believes compensation should be aligned with Shareholders' interests, while also recognizing that TransGlobe's corporate performance is dependent on retaining highly trained, experienced and committed Directors, executive officers and employees who have the necessary skill sets, education, experience and personal qualities required to manage the Company's business.
Executive Compensation Philosophy
TransGlobe's executive compensation programs are designed to attract, motivate and retain individuals of high caliber to serve as executive officers of the Company, to achieve the Company's strategic objectives, and to align the interests of executive officers with the long-term interests of the Shareholders:

•	Attract, motivate and retain: Provide competitive compensation to attract, motivate and retain top talent as TransGlobe continues to progress its corporate objectives;

•
Pay for performance: target of median total direct compensation “TDC” (cash + target STIP + target LTIP) for median performance; incentive plans calibrated so that superior performance by the Company and individuals results in above-market median compensation; conversely, performance below expectations results in below-market median compensation; and

•	Flexibility and risk management: Sufficiently flexible to adapt to unexpected developments, ensuring continuity of operations and minimization of risk.
TransGlobe targets TDC, specifically base salary and target short-term and long-term incentive awards (grant-date fair value), at the median relative to the pay comparator group, with above median pay realized for above median performance and below median pay realized for below median performance through incentive payouts.

Pay Comparator Group
The Company uses a pay comparator group in order to provide competitive market information to support pay level and pay mix decision-making, and to provide context regarding compensation design practices. The comparator group, detailed below, is based on the following selection criteria:

•	Issuers: oil & gas exploration and production companies;

•	Market Capitalization: between approximately 0.5x - 3x that of TransGlobe as at December 31, 2013;

•	Revenue (Last Twelve Months): 0.5x - 2x that of TransGlobe as at December 31, 2013; and

•	Headquartered in Canada or the US, with a focus on companies with producing assets.

•
Operating location: Companies comprising the comparator group have international production, where possible; however, to ensure an adequately-sized comparator group, similar sized domestic producers are also included.

The pay comparator group was last revised in spring 2014, at which time TransGlobe was positioned at median on total revenue and market capitalization relative to the constituents. Notwithstanding the recent decline in commodity prices, the Company believes that the pay comparator group constituents continue to be relevant.

TransGlobe 2015 Pay Comparator Group
Bankers Petroleum Ltd.	Gran Tierra Energy, Inc.	Parex Resources Inc.
Bellatrix Exploration Ltd.	Ithaca Energy Inc.	Spyglass Resources Corp.
Canacol Energy Ltd.	Legacy Oil + Gas Inc.	Twin Butte Energy Ltd.
Crew Energy Inc.	Long Run Exploration Ltd.	Vaalco Energy Inc.

The CHRC continues to monitor the pay comparator group to ensure the constituents remain comparable and relevant peers relative to TransGlobe.
Executive Compensation Design and Mix
There are three major elements incorporated in TransGlobe’s executive compensation program: i) base salary, ii) STIP, and iii) LTIP. The value of perquisites received by each of the NEOs are not in aggregate equal to or greater than $50,000 or 10% of the NEO’s total salary for the financial year. TransGlobe does not offer a savings plan or pension plan.
A significant portion of TransGlobe’s NEOs’ compensation is variable and linked to performance against our operational, financial, and strategic objectives under the STIP, and relative TSR and share price performance under the LTIP. The following charts illustrate CEO 2015 target TDC mix, as well as that of the other NEOs (on average).

Components of Compensation
Elements of Compensation

As outlined below, NEOs have the opportunity to receive compensation that is both guaranteed (“not at risk”) and variable (“at risk”).

Component	Risk	Objectives	Time Frame	Description
Base Salary	Fixed (not at risk)	Provides market competitive level of fixed compensation	Set annually	Only fixed component of TDC
Typically set in reference to median of pay comparator group
Individual NEO salary reflects level of responsibility, skills and experience
STIP	Variable (at risk)	Acknowledges progress on strategic priorities and rewards for achievement of annual performance goals	One year	Cash-based performance incentive
Payout based on combination of Board-approved financial, operational metrics and strategic objectives as well as individual performance. Also subject to Board discretion.
PSU Plan	Variable (at risk)	Rewards for performance and the creation of shareholder value	Three years	Annual grants
Effective 2014 cliff vesting (50-150% of PSUs granted)based on Company relative TSR performance vs TSX Oil & Gas Exploration and Production Index constituents
Option Plan	Variable (at risk)	Rewards for contribution to long-term stock appreciation	Five years	Annual grants
3-year vesting with 5-year term
Savings Plan	TransGlobe does not provide a savings plan
Pension Plan	TransGlobe does not provide a pension plan
Perquisites	Minimal
Benefits	Market competitive to other small and mid-cap issuers

Base Salary
NEO base salaries were set in 2014 with reference to the median of the pay comparator group and aimed to provide a fixed level of competitive pay. Each individual’s salary is set taking into account experience, level of responsibility, and skills. In 2015, the NEOs did not receive a base salary increase over 2014. The following table outlines NEO 2015 base salaries:

Position	Executive	2014 Base Salary (C$)	2015 Base Salary (C$)	Change from 2014
Chief Executive Officer	Ross Clarkson	$400,000	$400,000	0%
Chief Operating Officer	Lloyd Herrick	$349,000	$349,000	0%
Chief Financial Officer	Randy Neely	$292,000	$292,000	0%
Vice President Business Development	Albert Gress	$287,000	$287,000	0%
Vice President Exploration	Brett Norris	$262,000	$262,000	0%

Short Term Incentive Plan (“STIP” )

NEOs are eligible to participate in the STIP, which provides a cash-based reward for the achievement of annual financial, operational and progress towards strategic objectives as well as individual performance.
Plan Design
For NEOs, the STIP is linked to a combination of financial, operational, and strategic objectives at the corporate and individual levels and is structured as follows:

Base Salary $	X	STIP Target % Salary	X	Performance Score (1) (0 - 200%)	=	STIP Payout $

Note
(1) Performance score is based on the assessment of both corporate and individual performance for the financial year. The corporate and individual performance weighting for each of the NEOs is as follows:

Executive	Corporate Weight	Individual Weight
CEO	90%	10%
COO	85%	15%
CFO & VP Level	80%	20%

Target Award Levels
Under the STIP, each NEO has a target award (expressed as a % of base salary) with a minimum payout of 0% for performance at or below the threshold level, and maximum payout of 200% of target for above maximum performance.

Position	Executive	Below Threshold	Target	Max
Chief Executive Officer	Ross Clarkson	0%	70%	140%
Chief Operating Officer	Lloyd Herrick	0%	65%	130%
Chief Financial Officer	Randy Neely	0%	60%	120%
Vice President, Business Development	Albert Gress	0%	50%	100%
Vice President, Exploration	Brett Norris	0%	50%	100%

Performance Measurement
The following table outlines TransGlobe’s 2015 corporate scorecard which consists of four financial objectives weighted at ~30% in total, four operational objectives weighted at ~40% in total, and three strategic objectives weighted at ~30% in total. All metrics have threshold, target, and maximum measures of performance.

Operational Objectives	Financial Objectives	Strategic Objectives
40% weighting	30% weighting	30% weighting
Production against budget	G&A cost reduction	Geographic diversification
2P Reserve growth	Operating cost reduction	Oil export progress
Progress on exploration program	Financing cost reduction	Human resources initiatives
Health Environment Safety and Social Responsibility	Balance sheet stewardship

2015 Performance Goals and Achievement
An overview of 2015 performance in reference to TransGlobe’s corporate scorecard outcomes is outlined in the table below:

Performance Measure(1)	Target (100%)	Score
Operational	40	51
Financial	30	44
Strategic Objectives	30	13
Note:
(1) Payouts are interpolated between threshold and maximum performance
Operational:
From the outset of the year, the Company recognized 2015 would be very challenging from an operational perspective, chiefly due to budget constraints to maintain or grow production or reserves. To conserve funds, the Company had planned lay down all rigs as soon as possible. In doing that, achieving our base budget targets for maintaining production, preserving reserves and doing so in a safe and environmentally friendly manner would be challenging. In addition, given the timelines of our exploration blocks it would be critical for the exploration team to make concrete steps to advancing our exploration portfolio. Overall the Company scored 127.5% (51/40) of the target; principally due to overachieving in maintaining production above target. The individual scores were normalized for unplanned events and the assessed values for each category were as follows:

•	Production: exceeded target by 8.5% and scored 200% of weighting

•	Reserves: year-end reserves were less than 1% below target and scored 80% of weighting

•	Exploration: targeted progress was achieved and scored 100% of weighting

•	HSES: progress made to improve HSES culture and program resulted in a score of 70% of weighting
Financial:
The philosophy adopted in setting the targets for 2015 was to focus on the factors that management has influence over, namely decreasing G&A, operating costs, financing and protecting the very strong balance sheet. Overall, the Company scored 147% (44/30) on its financial objectives. The individual scores were normalized for unplanned events and the assessed values for each category were as follows:

•	G&A cost reductions: exceeded target and scored 200% of weighting

•	Operating cost reductions: exceeded target and scored 200% of weighting

•	Financing cost reductions: below target and scored 20% of weighting

•	Balance Sheet stewardship: scored 80% of weighting
Strategy:
From a strategic point of view, the Company had three primary objectives: (a) geographic diversification, (b) progress on oil export opportunities and (c) progress on human resource initiatives. The Company reviewed in detail three significant acquisition opportunities in 2015 and was in the process of reviewing a fourth at year-end 2015. However, these efforts did not lead to a successful transaction during the year. The Company delivered on its objective of achieving independent crude oil marketing in early 2015 and continues to export and sell all of its entitlement crude oil to international buyers in 2016. This has provided a significant decrease in the Company's credit risk and elimination of the issues surrounding outstanding accounts receivables. Human resource initiatives relating to capability development were challenged due to G&A cost reductions. Overall the Company scored 43% (13/30) on its strategic objectives. The individual scores were normalized for unplanned events and the assessed values for each category were as follows:

•	Geographic Diversification: assessed a score of 30% of weighting

•	Oil Export: assessed a score of 60% of weighting

•	Human Resources: assessed a score of 40% of weighting
2015 STIP Payouts
Despite an actual Corporate STIP score of 1.08 being achieved on the financial, operations, and strategic performance results described above, on the CHRC's recommendation, the Board determined to exercise its discretion and reduce the STIP score downward to 0.50 (a 54% reduction) resulting in annual incentive payouts roughly equal in value to 2014. That adjusted Corporate score, along with individual performance, resulted in 2015 STIP payouts of the following:

Position	Executive	Actual STIP Payout C$	% of Target
Chief Executive Officer	Ross Clarkson	$140,000	50%
Chief Operating Officer	Lloyd Herrick	$113,500	50%
Chief Financial Officer	Randy Neely	$87,500	50%
VP, Business Development	Albert Gress	$72,000	50%
Vice President Exploration	Brett Norris	$72,000	55%

Long Term Incentive Plan

In addition to the STIP, NEOs are eligible to receive an annual LTIP award. During 2014, the CHRC recommended and the Board approved a PSU plan for the NEOs and has adopted an annual long-term incentive target mix comprised of 50% PSUs and 50% Options for all NEOs.
LTI targets were unchanged in 2015. However, due to the volatility in the crude oil market and resultant capital markets, the CHRC recommended and the Board approved exercising its discretion in revising 2015 LTI awards to NEO's downward to below target levels. Individual NEO units awarded were equal to the number granted in 2014 however with the decrease in underlying share price as well as other valuation factors, the resultant value of those grants was roughly 68% of 2014 award values. In addition, as a result of the changes in the underlying valuations the award mix was 55:45 rather than the 50:50 target for Options and PSUs, respectively.
Performance Share Unit Plan
On May 20, 2014, the Board adopted a PSU plan in order to enhance the link between compensation and long-term shareholder value creation. Under this plan design, the interests of the NEOs are aligned with the interests of shareholders by tying the vesting of PSUs to relative TSR, which measures the appreciation of the Common Shares as well as dividends paid over a three year period.

In reviewing the long-term incentive mix, the CHRC considered introducing a Restricted Share Unit (“RSU”) plan in addition to PSUs and Options, in order to enhance motivation and retention. For simplicity, a PSU plan design with a 50% minimum performance payout multiplier was introduced, which achieves the same result.
The PSU Plan is administered by the CHRC. All employees of the Company and its related entities are eligible to participate in the PSU Plan ("PSU Participants"). The number of PSUs to be credited to a PSU Participant's account at grant is determined by dividing: (a) the dollar amount of the portion of the PSU Participant's compensation to be paid as PSUs by (b) the five-day weighted average trading price of the Common Shares on the TSX (or such stock exchange on which the Common Shares may be listed) immediately preceding the award date.

The 2015 PSU grant has a performance period from May 14, 2015 to May 14, 2018. PSUs vest at the end of the third year following the date of grant (i.e. May 15, 2018) and are paid in cash. Relative TSR over each three-year period is measured against the constituents of the TSX Oil and Gas Exploration and Production Index as at the beginning of the relevant performance period.
At vesting, the number of PSUs granted (including reinvested dividends) will be adjusted by the performance payout multiplier and the value of each PSU on the vesting date will be based on the previous 20-day weighted average price of the Common Shares. The performance payout multiplier will range between 50% and 150% of PSUs granted based on performance according to the following schedule:

Relative TSR Rank vs. TSX Exploration and Producers Index	Performance Payout Multiplier(1)
At or below 25th Percentile	50%
Median	100%
At or above the 75th Percentile	150%
Note:
(1) The performance payout multiplier is interpolated between quartiles on a linear basis.

2015 PSU Grant
Due to the challenging low commodity price environment and impact on Company share price, the CHRC recommended and the Board approved the use of discretion in revising PSU grant value levels downward by maintaining grants equal in number of units to those awarded in 2014. The following PSU grants were made to NEOs in 2015:

Position	Executive	2015 PSU Grant
		% Base Salary	Number of Units Awarded(1)	Grant-Date Fair Value(2) (C$)
Chief Executive Officer	Ross Clarkson	84%	75,800	335,794
Chief Operating Officer	Lloyd Herrick	76%	60,200	266,686
Chief Financial Officer	Randy Neely	61%	40,200	178,086
Vice President Business Development	Albert Gress	46%	29,600	131,128
Vice President Exploration	Brett Norris	46%	27,000	119,610
Note:
(1) The 2015 grant award was equal to the number of units granted in 2014.
(2) The fair value of the grant of PSUs was determined based on the lattice-based trinomial pricing model. The assumptions used in determining such fair value at the date of grant are: risk-free interest rate of 0.67, three-year term, volatility of 51.4%, and dividend yield of 4%, and current share price of C$4.99. This approach to valuing the PSUs granted is consistent with the manner in which PSU grants are valued for the Company's financial statements which is in compliance with International Financial Reporting Standards.

For further information regarding the PSU Plan, see Schedule C.

Option Plan
The Company's Current Option Plan permits the granting of Options to purchase Common Shares to directors, officers, employees, consultants and other service providers ("Optionees") of the Company and its subsidiaries. The Current Option Plan is intended to afford persons who provide services to TransGlobe an opportunity to obtain an interest in TransGlobe by permitting them to purchase Common Shares and to aid in attracting as well as retaining and encouraging the continued involvement of such persons with TransGlobe. The Current Option Plan is administered by the board of directors of the Company.

As at March 30, 2016 the Company had 6,664,353 Options outstanding and 565,577 Options available for issuance under the Current Option Plan.
In 2015, annual grants of Options were targeted to comprise 50% of the NEOs LTIP (prior to 2014, Options comprised 100% of the LTIP). All options granted and outstanding have a five year term and vest one third each on the first, second, and third anniversary following the date of grant, respectively.
2015 Stock Option Grant
On the recommendation of the CHRC, the Board exercised its discretion in awarding stock option grants in a manner similar to the PSU awards. Grant units were held constant resulting in decreased grant values when compared to 2014. The following Option grants were made to NEOs in 2015:

		2015 Stock Options Awards
Position	Executive	% Base Salary	Number of Options Awarded	Grant-Date Fair Value (1) (C$)
Chief Executive Officer	Ross Clarkson	104%	306,000	415,572
Chief Operating Officer	Lloyd Herrick	95%	243,000	330,013
Chief Financial Officer	Randy Neely	75%	162,000	220,009
Vice President Business Development	Albert Gress	56%	119,000	161,611
Vice President Exploration	Brett Norris	56%	109,000	148,031
Note:
(1) For the purposes of determining the fair value of Options disclosed above, the lattice-based trinomial pricing model was used. The weighted average fair value of Options granted during 2015 was $1.36 based on the following assumptions: risk-free interest rate of 0.67, five year term, volatility of 51.4%, and dividend yield of 4%. This approach to valuing the Options granted is consistent with the manner in which Option grants are valued for the Company's financial statements which is in compliance with IFRS.
For further information regarding the Current Option Plan see Schedule C.
Clawback
TransGlobe is subject to US securities laws by virtue of having its shares registered under the US Securities Exchange Act of 1934. TransGlobe is a foreign private issuer and is thus subject to the SOX and specifically section 304 of SOX. Section 304 of SOX states if an issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws, the CEO and CFO of the issuer shall reimburse the issuer for any bonus or other incentive-based or equity-based compensation received by that person from the issuer during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement; and any profits realized from the sale of securities of the issuer during that 12-month period.

Incentive Plan Awards
Outstanding Share-Based and Option-Based Awards
The following table sets forth information with respect to the NEOs regarding option-based awards and share-based awards held as at December 31, 2015.

Option-based Awards					Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price (C$)	Option expiration date	Value of unexercised in-the-money options(1) (C$)	Number of shares or units that have not vested (#)(3)	Market or payout value of share-based awards that have not vested (C$)(4)	Market or payout value of vested share-based awards not paid out or distributed (C$)
Ross Clarkson
	133,000	13.02	17-May-2016	—	163,409	205,078	—
	132,000	11.65	14-May-2017	—
	250,000	9.13	14-Mar-2018	—
	306,000	7.26	19-May-2019	—
	306,000	4.99	14-May-2020	—
Randy Neely
	120,000	11.65	14-May-2017	—	86,664	108,763	—
	183,000	9.13	14-Mar-2018	—
	162,000	7.26	19-May-2019	—
	162,000	4.99	14-May-2020	—
Lloyd Herrick
	93,000	13.02	17-May-2016	—	129,779	162,873	—
	99,000	11.65	14-May-2017	—
	219,000	9.13	14-Mar-2018	—
	243,000	7.26	19-May-2019	—
	243,000	4.99	14-May-2020	—
Albert Gress(2)

	63,000	14.36	17-May-2016	—	63,812	80,084	—
	63,000	12.39	14-May-2017	—
	125,000	9.46	14-Mar-2018	—
	119,000	7.26	19-May-2019	—
	119,000	4.99	14-May-2020	—
Brett Norris
	36,000	13.02	17-May-2016	—	58,208	73,051	—
	57,000	11.65	14-May-2017	—
	114,000	9.13	14-Mar-2018	—
	109,000	7.26	19-May-2019	—
	109,000	4.99	14-May-2020	—
Notes:

(1)	Calculated based on the difference between the market price of the Common Shares at December 31, 2015 and the exercise price of the Options.

(2)	For options that expire between 2016 and 2018, Mr. Gress’s Option exercise price was awarded in US$ and converted to C$ at the December 31, 2015 rate of 1.384.

(3)
The number of PSUs shown equates to 100% of the 2014 and 2015 PSU grants plus accrued PSUs attributable to dividends paid.  Amounts shown are for PSUs only. No other share-based awards are held by the NEOs.

(4)
The value shown is calculated based on the closing price of the Common Shares at December 31, 2015 on the TSX and the minimum payout of 50% of PSUs awarded plus 50% of accrued dividends.  The actual amount which will be paid out will differ from the amount shown.  The amount paid out will depend on the number and value of PSUs which vest and the fair value of the Common Shares at the time of vesting.

Incentive Plan Awards – Value Vested or Earned During the Year
The following table sets forth for each NEO, the value of option-based awards and the value of share-based awards which vested during the year ended December 31, 2015 and the value of non-equity incentive plan compensation earned during the year-ended December 31, 2015.

Name	Option-based awards – Value vested during the year (1) (C$)	Share-based awards - Value vested during the year (2)	Non-equity incentive plan compensation – Value earned during the year(3)(C$)
Ross Clarkson	—	—	140,000
Randy Neely	—	—	87,500
Lloyd Herrick	—	—	113,500
Albert Gress	—	—	72,000
Brett Norris	—	—	72,000
Notes:

(1)
Represents the aggregate dollar value of the Common Shares that would have been realized if the Options had been exercised on the vesting date and calculated based on the difference between the market price of the Common Shares underlying the Options on the vesting date and the exercise price of the Options.

(2)	No PSUs vested during 2015.

(3)	Reflects the annual STIP Compensation earned by the NEO in respect of the last completed financial year.
CEO Compensation & Review
Mr. Clarkson is entitled to a base salary, currently $400,000, a target STIP opportunity of 70% of base salary, and a target LTIP opportunity of 275% of base salary. For 2015, base pay was left unchanged, STIP bonus was reduced by 54% from calculated results and his LTIP award was granted on the basis of equivalent units to 2014, representing roughly a 32% decrease in grant value from that year. CEO total direct compensation declined from $1.6M to in 2014 to $1.3M in 2015.
Performance Overview
Mr. Clarkson's 2015 individual performance was assessed by the CHRC and reviewed with and approved by all independent directors of the Board. His individual leadership contributions to the achievement of the Company's 2015 annual objectives were considered, as well as his efforts with respect to progressing longer term strategic execution, stakeholder engagement, succession planning and organizational effectiveness.  On the basis of the performance review, Mr. Clarkson's 2015 individual performance score was assessed at target.  However, despite achieving an at-target assessment, the Board, on the recommendation of the CHRC, determined that due to the challenges facing the Company as a result of the current oil price and the resultant poor financial results it would be prudent for the Company to reduce the LTIP award and the STIP payment.

Summary of CEO Compensation

Compensation Component	Design (at Target)	2015 Actual (C$)
Base Salary	Target median relative to 2015 comparator group	$400,000
STIP	70% of base salary	$140,000
LTIP	275% of base salary (50% PSUs and 50% options)	$777,377 (grant date fair value)
Total Direct Compensation	$1,780,000	$1,317,377
Benefits and Perquisites	Minimal	Lesser of 10% of salary and $50,000
Pension Plan	TransGlobe does not offer a pension plan	n/a

CEO compensation will differ from realized compensation due to the inclusion of estimates of value for non-cash based items such as Options and PSUs (beginning in 2014).

Performance Graph
The following graph illustrates TransGlobe's five-year cumulative shareholder return, as measured by the closing price of the Common Shares at the end of each financial year, assuming an initial investment of C$100 on December 31, 2010, compared with the S&P/TSX Composite Index and the S&P/TSX Oil & Gas Exploration and Producers Index assuming the reinvestment of dividends where applicable.

	Year ended
	2010	2011	2012	2013	2014	2015
TransGlobe Energy Corporation	100	51	59	56	30	14
S&P/TSX Composite Index	100	89	92	101	109	96
S&P/TSX Oil & Gas Exploration & Production Index	100	80	68	75	56	36
The comparison of TransGlobe's share price performance from 2010 to 2015 with the broad indices is not indicative of the Company's overall growth or of the challenges that have faced the Company and management during that time period. In January 2011, a political revolution ("Arab Spring") occurred in Egypt (and elsewhere in the Middle-East) that led to the resignation of the, long in power, Mubarek government. At the same time in Yemen the political revolution led to civil war, as a result, TransGlobe has now divested all of its interests in Yemen. Over the course of the past five years, Egypt has struggled both economically and politically. In the midst of these challenges TransGlobe grew its Egyptian land holdings, its production and effectively eliminated the credit risk associated with its crude oil sales. Unfortunately these successes have been overshadowed by the most recent and significant decrease in worldwide crude oil prices. The operational and management successes required significant efforts on the part of both management and staff and the CHRC has attempted to adequately recognize those efforts while balancing the fiscal limitations confronting the Company and the experience of its shareholders.

Summary Compensation Table
The following table sets forth, for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013, the compensation paid by the Company to the NEOs for services rendered in all capacities.

Non-equity incentive plan compensation
Name and principal position	Year	Salary (C$)	Share-based awards (C$)(1)(2)(3)	Option- based awards (C$)(2)	Annual Incentive Plans(4) (C$)	Long-term incentive plans	Total compensation (C$)
Ross Clarkson, President and Chief Executive Officer	2015 2014 2013	400,000 400,000 384,800	361,805 539,265 n/a	415,572 578,636 720,190	140,000 149,000 50,000	n/a n/a n/a	1,317,377 1,666,901 1,154,990
Lloyd Herrick, Vice-President and Chief Operating Officer	2015 2014 2013	349,000 349,000 335,920	287,347 428,275 n/a	330,013 459,505 630,886	113,500 120,000 50,000	n/a n/a n/a	1,079,860 1,356,780 1,016,806
Randy Neely, Vice-President, Finance, Chief Financial Officer and Secretary	2015 2014 2013	292,000 292,000 280,800	191,884 285,994 n/a	220,009 306,337 527,179	87,500 120,000 50,000	n/a n/a n/a	791,393 1,004,331 857,979
Albert Gress, (5) Vice President Business Development	2015 2014 2013	287,000 287,000 275,600	141,289 210,580 n/a	161,611 225,025 361,113	72,000 113,000 50,000	n/a n/a n/a	661,900 835,605 686,713
Brett Norris, Vice-President Exploration	2015 2014 2013	262,000 262,000 251,680	128,881 192,089 n/a	148,031 206,115 328,406	72,000 71,000 50,000	n/a n/a n/a	610,912 731,204 630,086
Notes:

(1)	There were no share-based awards made to any of the NEOs in 2013.

(2)	The following assumptions were used in determining the fair value of option-based awards and share-based awards:

	Options & PSUs granted in 2015	Options & PSUs granted in 2014	Options granted in 2013
Weighted average fair value of options granted (C$)	$1.36	$1.89	$2.88
Risk-free interest rate	0.67%	1.12%	1.15
Life expectancy in years	5	5	5
Expected volatility	51.4%	41.1%	46.77%
Dividend yield rate	4%	2%	—
Early exercise factors year one - five	0%/10%/20%/30%/40% Respectively	0%/10%/20%/30%/40% Respectively	0%/10%/20%/30%/40% Respectively
See "2015 PSU Grant" and "2015 Stock Option Grant" for details relating to the determination of fair valued PSUs and Options granted

(3)
Reflects the aggregate grant date fair value of PSUs awarded to the NEO under the Company's LTIP, which includes the annual grant along with awards granted in respect of dividend payments. The fair value of dividend reinvestments are calculated using the same input variables as described in footnote (2), adjusted to reflect the appropriate values at the date of grant of the dividend reinvestments. The following table summarizes the fair value of the annual grant and reinvested dividends for each NEO:

	2015		2014
	Annual Grant (C$)	Reinvested Dividends (C$)	Annual Grant (C$)	Reinvested Dividends (C$)
Ross Clarkson	335,794	26,011	518,261	21,004
Lloyd Herrick	266,686	20,661	411,600	16,675
Randy Neely	178,086	13,798	274,856	11,138
Albert Gress	131,128	10,161	202,381	8,199
Brett Norris	119,610	9,271	184,605	7,484
The actual amount of PSUs to be received at maturity from reinvested dividends will be determined in the same manner as original awards, described herein on pages 32 and 33.

(4)	Reflects the cash amounts awarded to the NEO under the Company's STIP. Amounts are presented in the year in which they became payable.

(5)	Prior to 2014, Mr. Gress’s options were awarded in US$. Option-based awards were converted to C$ at the average exchange rate for the year in which the income was earned (2013 - C$1.0299 per US$).

(6)
The value of perquisites received by each of the NEOs, including property or other personal benefits provided to the NEOs that are not generally available to all employees, were not in aggregate equal to or greater than C$50,000 or 10% of the NEO's total salary for the financial year.

(7)	There were no pension contributions made to any of the NEOs in 2015.

Options Exercised During the Year Ended December 31, 2015
As at December 31, 2015 there were 5,348,100 Options outstanding under the Company's Current Option Plan representing approximately 7% of the outstanding Common Shares, however none of the outstanding Options were "in-the-money" at December 31, 2015. Option grants in 2015 of 1,024,000 were approximately 1.4% of the outstanding Common Shares. In 2014 and 2013 Option grants were 1,133,000 and 1,963,500 or approximately 1.6% or 2.6% of the outstanding Common Shares at December 31, 2014 and 2013 respectively.
No options were exercised by NEOs during the year ended 2015.

Employment Agreements

The Company entered into Executive Employment Agreements (“Employment Agreements”) with all of the NEOs effective the dates noted below:

•	Ross Clarkson, CEO - December 4, 1996

•	Lloyd Herrick, COO - April 28, 1999

•	Randy Neely, CFO - May 8, 2012

•	Al Gress, VP - March 13, 2011

•	Brett Norris, VP - April 9, 2012
These Employment Agreements cover the various aspects of their duties and cover subjects such as compensation components, termination of employment, non-solicitation, and confidentiality.

Termination Compensation
Each of the Employment Agreements may be terminated by the executive officer on 60 days' written notice. In addition, if there is a change of control (as defined in the applicable Employment Agreement) of the Company, Messrs. Clarkson, Herrick, Neely, Gress, and Norris may, within 90 days after that event, elect to terminate the Employment Agreement and his employment, and the Company will pay to him an amount equal to 24 months of his then current salary (Messrs. Gress and Norris, an amount equal to 18 months of his then current salary), the sum total of the STIP compensation of the two financial years completed immediately preceding the termination date of employment and an amount of 10% of the above amount in lieu of benefits. If the executive officer should die during the term of the Employment Agreement, the Company is required to pay his estate an amount equal to six months of his then current salary. The Employment Agreements also provide for the customary medical, dental and life insurance benefits and vacation entitlement.
The Employment Agreements each contain an evergreen confidentiality provision and a 6 month non-solicitation provision.
Termination of employment provisions are in place for each NEO under their respective Employment Agreements.

		Termination
Name	Current Salary (per month)(C$)	Not for Cause assuming at December 31, 2015 (C$)	Change of Control assuming at December 31, 2015(2)(C$)
Ross Clarkson	$33,333	$880,000	$1,169,000
Lloyd Herrick	$29,083	$767,800	$1,001,300
Randy Neely	$24,333	$642,400	$849,900
Albert Gress	$23,917	$473,550	$612,300
Brett Norris	$21,833	$432,300	$539,550
Notes:

(1)
In addition, in accordance with the Company's Option agreements, in the event of a change of control (as defined in the Option agreement), all of the NEO held Options may be exercised on or before the earlier of the expiration time of the Options and 4:00 p.m. (Calgary time) on that date which is 60 days after the date of notice to the Optionee of such change of control.

(2) In the event of a change of control, the Board will undertake to negotiate a rollover of PSUs to like instruments of the acquirer. If that is not achievable the PSUs will vest in accordance with performance requirements and be payable within 55 days of the change of control.

Risk Management
The CHRC, with assistance from the Board monitors the risks associated with the Company’s compensation programs. The CHRC concluded that the Company’s compensation programs do not create an environment where executive officers or employees would be encouraged to take excessive risk that could have a material adverse impact on the Company.
The Board believes that, among other facts, the following elements of the compensation programs help to discourage inappropriate risk-taking. In addition to the following list, the CHRC conducts scenario testing and stress testing of compensation program elements to ensure proper alignment of incentive programs while continuing to allow for the use of informed judgment.

Risk Management Tool	Description
Capping STIP Payout	Cap (as a percent of base salary) the amount NEOs can receive under the STIP
STIP and LTIP Approach	Use of performance ranges for annual incentive and LTIP to make sure grants are effectively linked to actual performance and not unduly influenced by one-time events
Anti-hedging & Anti-Monetization
The Board adopted a policy in 2014, applicable to Company insiders (including NEOs and Directors), that prohibits an executive officer from purchasing any financial instruments, including prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the executive officer

Director and Executive Share Ownership Requirements	Require directors to meet share ownership requirements of 3X their annual retainer and for Executives to meet a multiple of salary 3X for CEO, 2X for COO and CFO and 1X for other Executives
Compensation Approval Process	Require the Board to review and approve executive compensation recommendations
Clawback
CEO and CFO are required to reimburse Company for any bonus or other incentive-based or equity-based compensation and any profits realized on the sale of securities during 12-month period following an accounting restatement.

The CHRC continues to monitor and review emerging market programs and practices related to risk management of compensation practices.
Securities Authorized for Issuance under Equity Compensation Plans
The following table presents information concerning securities authorized for issuance under the Company’s equity compensation plans as at December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders(1)	5,348,100	C$9.05	2,027,763
Equity compensation plans not approved by securityholders(2)	n/a	n/a	n/a
Total	5,348,100	C$9.05	2,027,763
Notes:
(1) Represents outstanding Options at December 31, 2015. See description of "Current Option Plan" in Schedule C to this Information Circular. Options issued under the Option Plan will continue to be governed by the Current Option Plan so long as they remain outstanding.
(2) The Company's DSUs, RSUs (which are issuable only to employees and not directors or executive officers) and PSUs can only be settled in cash.
(3) In the year ended December 31, 2015, the Company issued 70,000 Common Shares pursuant to the exercise of options.

2016 Compensation Decisions

The CHRC along with the Governance and Nominating Committee continues to seek out opportunities to strengthen the Company's alignment with best practices in compensation and good governance. In 2016, the CHRC also recommended and the Board resolved that executive salaries would not be increased in 2016. In light of the uncertainty surrounding the future taxability of stock option proceeds, the CHRC recommended and the Board or Directors approved the annual awards of options in March rather than May, in aggregate at a reduced value from the prior year. The Executive option award value targets for 2016 were determined taking into consideration the general market conditions balanced against the goal of continuing to motivate management. In addition, the Stock Option Plan was revised and modernized to reflect good governance and market practices. Finally, Board Committee Chair compensation was standardized across all committees.
Indebtedness of Directors and Executive Officers
As at the date hereof there is no indebtedness outstanding by directors, executive officers or employees or former directors, executive officers or employees of the Company to the Company or any of its subsidiaries.
Succession Planning
Annually, the CHRC undertakes a detailed review of the Company's leadership needs, risks, bench strength, diversity, development plans, performance and progress. Management ensures that selective external assessments are undertaken resulting in individual-specific development plans tailored to both short and long term organizational requirements.  "Succession Plan and Leadership Development" is a standing agenda item in each CHRC meeting with progress reported to the Board.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
Other than as contained herein, there were no material interests, direct or indirect, of directors or executive officers of the Company, any shareholder who beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the outstanding Common Shares, any other Informed Person (as defined in National Instrument 51-102), any proposed director of the Company or any known associate or affiliate of such persons, in any transaction since the commencement of the last completed financial year of the Company or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.

OTHER MATTERS COMING BEFORE THE MEETING
Management of the Company knows of no other matter to come before the Meeting other than as set forth above and in the Notice of Meeting. Should any other matters properly come before the Meeting, the Common Shares represented by the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the person voting by proxy.
ANNUAL INFORMATION FORM
A copy of the Company's Annual Information Form, filed with the securities commissions or regulatory authorities in each of the Provinces of Canada and the U.S. Securities and Exchange Commission, may be obtained without charge by writing to the Corporate Secretary of the Company at the address listed below, or from SEDAR, the Canadian electronic securities filing system, at www.sedar.com or EDGAR at www.sec.gov.
ADDITIONAL INFORMATION
Additional information respecting the Company is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Financial information respecting the Company is provided in the Company's comparative annual consolidated financial statements and management's discussion and analysis for its most recently completed financial year. Securityholders can access this information on SEDAR at www.sedar.com, EDGAR at www.sec.gov or by request to the Corporate Secretary of the Company at the following address:
TransGlobe Energy Corporation
Suite 2300, 250-5th Street S.W.
Calgary, Alberta T2P 0R4
Phone: (403) 264-9888
Facsimile: (403) 770-8855

Schedule A

Charter of Board of Director Governance

Our Charter of Director Governance outlines the specific roles and duties of the Company’s directors.

GENERAL BOARD RESPONSIBILITIES

It is the responsibility of the Board of Directors to diligently oversee the direction and management of the Company while adhering to the highest ethical standards. Specific responsibilities are as follows:

Strategic Planning & Budgets

•	Meet at least annually in a strategy session to review and adopt the Company’s strategic business plan.

•	Review and adopt the Company’s corporate objectives, financial plans and budgets.

•	Review corporate performance against strategic plans, corporate objectives, financial plans and budgets.

Risk Management

•	Review semi-annually the risks identified by the Officers’ Risk Committee.

•	Identify and review the business risks of the Company and ensure that systems are in place to monitor and manage such risks.

•	Ensure that the risks are appropriate, thoroughly understood and studied and are in line with achieving our corporate goals.

Communication Review

•	Review annually the Company’s Corporate Disclosure Policy and ensure that it is being followed.

Executive Personnel

•	Approve the hiring of senior officers.

•	Establish and review annually, job descriptions for executive officers.

•	Monitor and measure senior officers’ performances.

•	Ensure all executive officers have current employment, non-competition and confidentiality agreements.

•	Review major Company organizational and staffing issues.

•	Succession planning for the CEO and other key officers.

Systems Integrity

•	Ensure that the Company maintains appropriate internal controls and management information systems.

•
Ensure that the Company, its executives and employees conduct themselves in an ethical manner and in compliance with laws, regulations, audit and accounting principles and the Company’s own governing policies.

•	Ensure that the Board of Directors has free and full access to management regarding all matters of compliance and performance.

•
Ensure that Company has adopted a code of conduct for the company’s principal executive officer, senior financial officers and all employees. Review the Company Code of Conduct annually and approve amendments by a simple majority of the Board of Directors.

Material Transactions

•
Review and approve any material transactions outside of the corporate budget, including but not limited to long term contracts, licenses or obligations which will outlive an individual's relationship with the Company.

Whistleblower Mechanism

•
Adopt and review annually a mechanism through which employees and others can directly and anonymously contact the Board with concerns about conduct which the employee reasonably believes constitutes fraud or some other violation of law. The mechanism must include procedures for responding to, and keeping of records of, any such expressions of concern.

BOARD STRUCTURE AND FUNCTION

Composition of the Board of Directors

•	Ensure that the majority of Directors are “independent” as defined by the Company's governing regulatory bodies.

Annual Disclosure of Directors

•	Publicly disclose conclusions as to the independence of the directors as defined by the Company's governing regulatory bodies.

Nominating and Assessing Directors

•	Appoint a Governance and Nominating Committee to nominate new board members as required and assess current directors’ performances.

•	Review promptly the continued Board membership of any director whose employment or professional status has materially changed.

Position of Chairman of the Board

•	Ensure the Chairman of the Board is an independent director.

Board Evaluation

•	Review and assess its own performance in fulfilling its duties outlined in this charter and any other duties charged to the Board, including the performance of individual directors.

Examination of Size of Board

•	Annually review the size of the Board and the impact of that size on the effectiveness of the Board.

•	Consider whether it is appropriate to reduce or increase the size of the Board.

Compensation of Directors

•	Annually review the adequacy and form of all compensation paid to Directors.

•	Consider that compensation should reflect responsibilities and risk.

Composition of Board Committees

•	Consider that Board committees should generally consist of outside directors.

•	Ensure that the directors on the Audit Committee, Compensation and Human Resources Committee, Governance and Nominating Committee and the Reserves Committee be independent and unrelated directors.

•	Review the independence of all directors with respect to various regulatory requirements and ability to serve on any Committee.

Audit Committee

•
Assign general responsibility to the Audit Committee to oversee (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the soundness of the Company’s systems of internal controls regarding finance and accounting compliance, and (3) the appointment, compensation, independence and performance of the Company’s auditors.

•	Ensure that all committee members are independent.

•	Review the Audit Committee Charter annually and, when necessary, suggest changes to its Charter, to be ratified by the entire Board.

•	Nominate a financial expert (as defined by the SEC) to the Board of Directors and appoint to the Audit Committee.

•	Review and consider a presentation by the Officers’ Risk Committee twice per annum.

Reserves Committee

•
Assign general responsibility to the Reserves Committee to oversee (1) the integrity of the oil and gas reserves of the Company, (2) compliance by the Company with legal and regulatory requirements related to reserves, and (3) qualifications, independence and performance of the Company’s independent Reserves evaluators, and performance of the Company’s procedures for providing information to the independent Reserves evaluator.

•	Review the Reserves Committee Charter annually and, when necessary, suggest changes to its Charter, to be ratified by the entire Board.

Compensation and Human Resources Committee

•
Assign general responsibility for senior executive compensation to the Compensation and Human Resources Committee, including a review of compensation and performance in relation to Corporate Objectives.

•	Engage as considered necessary a third party compensation consultant to assist in the review of executive and board compensation.

•	Produce or approve annually a report on executive compensation for inclusion in Company’s annual management information circular.

•	Review the Compensation and Human Resources Committee Charter annually and, when necessary, suggest changes to its Charter, to be endorsed by the entire Board.

•	Review annually the Company's long term incentive plans and the incentive stock option plan.

•	Approve all grants under the Company's stock-based long-term incentive compensation plans.

Governance and Nominating Committee

•	Assign general responsibility for governance to the Governance and Nominating Committee.

•	Review annually the Governance and Nominating Committee Charter and, when necessary, suggest changes to its Charter, to be ratified by the entire Board.

•	Ensure proper orientation for new directors.

Health Safety Environment and Social Responsibility Committee

•
Assign general responsibility to the Health Safety Environment Social Responsibility Committee to oversee the development and implementation of an effective HSES management system to ensure that the Company’s activities are planned and executed in a safe and responsible manner.

•	Engage or authorize investigations into any matters within the scope of its responsibilities.

•	Review the Health, Safety, Environment and Social Responsibility Charter annually and when necessary, suggest changes to its Charter, to be ratified by the entire Board.

Officer’s Risk Committee

•	Semi-annually receive an assessment of the risks affecting the Company (“Corporate Risk Profile”).

•	Review annually the Charter of the Officers’ Risk Committee and when necessary, suggest changes to its Charter, to be ratified by the entire Board.

•
Assign general responsibility to the Officers’ Risk Committee to monitor and manage business risk including (a) annually coordinating the development of an assessment of the risks affecting the company (b) annually overseeing a review and evaluation of the Corporate Risk Profile, (c) develop action plans to address critical risks as needed, (d) monitor emerging risks to the Company and (e) communicate material findings, recommendations and any related action plans to the Audit Committee and Board of Directors as appropriate.

Outside Advisors for Directors

•	Ensure that individual directors are permitted to engage outside advisors at the Company’s expense.

General

•	Perform such other functions as prescribed by law and in the Company’s By-laws.

Amendments to Charter of Director Governance and Expectations

•	Annually review this Charter and propose amendments to be ratified by a simple majority of the Board of Directors.

SCHEDULE B
TRANSGLOBE ENERGY CORPORATION
STOCK OPTION PLAN

1.	Purpose
The purpose of this Stock Option Plan (the "Plan") is to provide officers and other employees of TransGlobe Energy Corporation ("TransGlobe" or the "Corporation") and its Related Entities (collectively, the "TransGlobe Group") with the opportunity to acquire Common Shares of the Corporation in order to enable them to participate in the long-term success of the Corporation and to promote a greater alignment of their interests with the interests of the Corporation's shareholders.

2.	Defined Terms
For the purposes of this Plan:

(a)
"Approved Leave of Absence" means a leave of absence from full time employment with the Corporation or its Related Entities that is provided for in the policies, plans or regulations of the Corporation or its Related Entities thereof or that is approved by management of the Corporation, including, without limitation, maternity and parental leave in accordance with the Corporation's (or its Related Entities') policies, Short-Term Disability and Long-Term Disability;

(b)
"Approved Retirement" means the retirement of a Participant who has greater than or equal to ten (10) years of service to the Corporation or its Related Entities and is older than fifty‑five (55) years of age or as otherwise approved by the Board;

(c)
"Blackout Period" means the period of time when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain Persons as designated by the Corporation, including the holder of an Option;

(d)	"Blackout Extension Term" means the period of ten (10) Business Days commencing on the first day after the date that any Blackout Period ends;

(e)
"Board" means the board of directors of the Corporation, provided, however, that if the Board has delegated authority to administer the Plan to the Committee, then all references in the Plan to "Board" shall at such time be in reference to the Committee to the extent of such appointment;

(f)	"Business Day" means any day other than a Saturday or Sunday on which the Exchange is open for trading;

(g)
"Cause" means "Just Cause" as defined in the Participant's employment agreement with the Corporation or one of its Related Entities, or if such term is not defined or if the Participant has not entered into an employment agreement with the Corporation or one of its Related Entities, then as such term is defined by applicable law, and shall include, without limitation, the occurrence of one of the following events with respect to the Employee:

(i)
has materially breached any of his or her duties and obligations under the Corporation's policies or code of conduct as may be adopted by the Board or written agreement with the Participant, resulting in adverse consequences to the Corporation or any of its Related Entities;

(ii)
has misappropriated funds or property of the Corporation or any of its Related Entities or made any material misrepresentation in connection with the Participant's employment with the Corporation or any of its Related Entities;

(iii)	is convicted of or confesses to a felony or indictable offence or pleads guilty or nolo contendere to a felony or indictable offence or crime involving moral turpitude; or

(iv)	has engaged in gross misconduct that is adverse to the interests of the Corporation or any of its Related Entities;

(h)	"Change of Control" means:

(i)
the purchase or acquisition, without the prior consent of the Board, of any Voting Shares or Convertible Securities by a Holder which results in the Holder beneficially owning, or exercising control or direction over, Voting Shares or Convertible Securities such that, assuming only the conversion of Convertible Securities beneficially owned or over which control or direction is exercised by the Holder, the Holder would beneficially own, or exercise control or direction over, Voting Shares carrying the right to cast more than 50% of the votes attaching to all Voting Shares; or

(ii)
(A) the completion by the Corporation of an amalgamation, arrangement, merger or other consolidation or combination of the Corporation with another corporation or entity which requires approval of the shareholders of the Corporation pursuant to its statute of incorporation, or (B) the purchase or acquisition, with or without the prior consent of the Board, of any Voting Shares or Convertible Securities by a Holder which results in the Holder beneficially owning, or exercising control or direction over, Voting Shares or Convertible Securities such that, assuming only the conversion of Convertible Securities beneficially owned or over which control or direction is exercised by the Holder, the Holder would beneficially own, or exercise control or direction over, Voting Shares carrying the right to cast more than 50 % of the votes attaching to all Voting Shares, and immediately following the event described in paragraphs (A) and (B) above, as the case may be, the directors of the Corporation immediately prior to such event do not constitute a majority of the board of directors (or equivalent) of the successor or continuing corporation or entity immediately following such event; or

(iii)
the winding up of the Corporation or the sale, lease or transfer of all or substantially all of the directly or indirectly held assets of the Corporation to any other Person or Persons (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued and where the shareholdings or other securityholdings, as the case may be, in the continuing entity and the constitution of the board of directors or similar body of the continuing entity is such that the transaction would not be considered a "Change of Control" if paragraphs (i) or (ii) above was applicable to the transaction); or

(iv)
the election at a meeting of the Corporation's shareholders of that number of persons which would represent a majority of the Board, as directors of the Corporation who are not included in the slate for election as directors proposed to the Corporation's shareholders by the Corporation.

(i)	"Change of Control Period" means the period commencing on the date of occurrence of a Change of Control and ending on:

(i)	in the case of Participants that are officers of TransGlobe, the second anniversary of that date; and

(ii)	in the case of all other Participants, the three month anniversary of that date;

(j)	"Committee" means the Compensation Committee of the Board or such other committee of the Board as may be appointed by the Board to administer the Plan;

(k)
"Common Shares" means the common shares in the capital of the Corporation as presently constituted or, in the event of an adjustment contemplated by Section 12, such other number or type of securities as the Board may determine;

(l)	"Convertible Securities" means any securities convertible or exchangeable into Voting Shares or carrying the right or obligation to acquire Voting Shares;

(m)	"Corporation" means TransGlobe Energy Corporation and its successors and assigns;

(n)	"Eligible Person" means a Person entitled to participate in the Plan in accordance with Section 5;

(o)	"Employee" means an officer or employee of the Corporation or a Related Entity of the Corporation;

(p)
"Exchange" means the Toronto Stock Exchange or, if the Common Shares are not then listed and posted for trading on the Toronto Stock Exchange, on such other stock exchange on which such shares are listed and posted for trading as may be selected for such purpose by the Board;

(q)
"Fair Market Value" means, at any date, the weighted average price per share at which the Common Shares have traded on the Exchange during the last five (5) trading days prior to that date on which at least a board lot of Common Shares has so traded or, if the Common Shares are not then listed and posted for trading on the Exchange, then on such stock exchange on which the Common Shares are then listed and posted for trading as may be selected for such purpose by the Board, or, if the Common Shares are not then listed and posted for trading on any stock exchange, then it shall be the fair market value per Common Share as determined by the Board in its sole discretion; and for such purposes, the weighted average price per share at which the Common Shares have traded on the Exchange or on any other stock exchange shall be calculated by dividing (i) the aggregate sale price for all the Common Shares traded on such stock exchange during the relevant five (5) trading days by (ii) the aggregate number of Common Shares traded on such stock exchange during the relevant five (5) trading days;

(r)
"Holder" means a Person, or group of Persons acting jointly or in concert with or Persons associated or affiliated, within the meaning of the Securities Act (Alberta), with any such Person, group of Persons or any of such Persons acting jointly or in concert;

(s)	"Insider" shall have the meaning set out in the Company Manual of the Exchange, as may be amended from time to time;

(t)	"Long-Term Disability" means long term disability as that term is defined in the Corporation's long term disability policy or plans which are applicable to such Participant at the relevant time;

(u)	"Old Options" means options to acquire Common Shares issued under TransGlobe's Amended and Restated Stock Option Plan made effective as of May 9, 2007 (as amended and amended and restated);

(v)	"Option" means an option to purchase Common Shares granted by the Board to Participants, subject to the provisions contained herein;

(w)	"Option Agreement" has the meaning given to it in Section 15;

(x)	"Option Price" means the price per share at which Common Shares may be purchased under an Option, as the same may be adjusted in accordance with Section 12;

(y)	"Participant" means an Eligible Person who has been awarded Options under the Plan;

(z)
"Person" means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, fund, organization or other group of organized persons, government, government regulatory authority, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, bureau, court, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

(aa)    "Plan" means this Stock Option Plan as amended, restated, supplemented or otherwise modified from time to time;
(bb)    "Related Entity" means a Person that is Controlled by the Corporation;
(cc)    "Security Based Compensation Arrangements" shall have the meaning as set out in the Company Manual of the Exchange, as may be amended from time to time;

(dd)
"Separation Date" means the last date on which the Participant is actively at work without regard to any contractual or common law notice period that might apply to such termination or any period during which the Participant receives termination or severance pay. For greater certainty, in the event that a Participant is on an Approved Leave of Absence, they shall not be deemed to have ceased to be actively at work or to have ceased to be a full time employee;

(ee)	"Short-Term Disability" means short term disability as that term is defined in the Corporation's short term disability policy or plans which are applicable to such Participant at the relevant time;
(ff)    "Subsidiary" means a Person or company considered to be a subsidiary entity of another Person or company as described in
Section 1.1 of Ontario Securities Commission Rule 45-501; and
(gg)    "Voting Shares" means voting securities, within the meaning of the Securities Act (Alberta), of the Corporation.

3.	Certain Rules of Interpretation

(a)
Whenever the Board or, where applicable, the Committee or any sub-delegate of the Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term "discretion" means the sole and absolute discretion of the Board or the Committee or the sub-delegate of the Committee, as the case may be.

(b)	As used herein, the terms "Article" and "Section" mean and refer to the specified Article or Section of this Plan.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Unless otherwise specified, all references to money amounts are to Canadian currency.

(e)
A Person (First Person) is considered to "Control" another Person (Second Person) if the First Person, directly or indirectly, has the power to direct the management and policies of the Second Person by virtue of:

(i)	ownership of or direction over voting securities in the Second Person;

(ii)	a written agreement or indenture;

(iii)	being the general partner or Controlling the general partner of the Second Person; or

(iv)	being a trustee of the Second Person.

4.	Administration of this Plan

(a)	Subject to Sections 4(b) and 4(c), this Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

(i)	interpret this Plan and prescribe, modify and rescind rules and regulations relating to this Plan;

(ii)	exercise rights reserved to the Corporation under this Plan;

(iii)	determine vesting terms and conditions;

(iv)	prescribe forms for agreements and notices to be prescribed by the Corporation under this Plan; and

(v)	make all other determinations and take all other actions as it considers necessary or advisable for the implementation and administration of this Plan.
The Board's determinations and actions under this Plan are final, conclusive and binding on the Corporation, the Participants and all other Persons.

(b)
To the extent permitted by applicable law, the Board or Committee may, from time to time, delegate to the Committee and/or any specified officer of the Corporation all or any of the powers of the Board under this Plan. In such event, the Committee and/or specified officer will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board or Committee, as the case may be. Any decision made or action taken by the Committee or the specified officer arising out of or in connection with the administration or interpretation of this Plan in this context is final, binding and conclusive on the Corporation, any custodian appointed in respect of this Plan, the Participants and all other Persons.

(c)
Notwithstanding Sections 4(a) and 4(b), oversight and ultimate responsibility for this Plan resides with the Board. At any time and from time to time, the Board may, in its discretion, take any action or make any decision which is otherwise delegated to the Committee and/or any specified officer of the Corporation pursuant to Sections 4(a) or 4(b).

5.	Eligibility
All Employees of the Corporation and its Related Entities are eligible to participate in this Plan. The Corporation reserves the right to restrict eligibility or otherwise limit the number of Persons eligible for participation in this Plan at any time. Eligibility to participate in this Plan does not confer upon any Person a right to receive an award of Options pursuant to this Plan.

6.	Award of Options

(a)
The Board from time to time may grant Options to any Eligible Person as the Board shall determine. Each grant of an Option shall be subject to the terms and conditions contained herein and may be subject to additional terms and conditions (not inconsistent herewith) determined by the Board from time to time.

(b)
The number of Common Shares that may be issued pursuant to the exercise of Options awarded under this Plan and all other Security Based Compensation Arrangements of the Corporation is 10% of the Common Shares outstanding from time to time, subject to the following limitations:

(i)
the number of Common Shares reserved for issuance to any one Person under this Plan, together with all other Security Based Compensation Arrangements of the Corporation, shall not exceed 5% of the outstanding Common Shares;

(ii)
the number of Common Shares reserved for issuance to Insiders, at any time, under all Security Based Compensation Arrangements of the Corporation, shall not exceed 10% of the outstanding Common Shares, and the number of Common Shares issued to Insiders, within any one year period, under all Security Based Compensation Arrangements of the Corporation, shall not exceed 10% of the outstanding Common Shares; and

(iii)
the number of Common Shares reserved for issuance to any one Insider under this Plan, and all other Security Based Compensation Arrangements of the Corporation, shall not exceed 5% of the outstanding Common Shares.

(c)
In determining the number of Common Shares issued within one year for the purposes of Section 6(b)(ii), the number of Common Shares shall be determined on the basis of the number of Common Shares that are outstanding immediately prior to the Common Share issuance, excluding Common Shares issued pursuant to the Corporation's Security Based Compensation Arrangements, over the preceding one-year period.

(d)	No fractional shares may be issued under this Plan.

(e)
To the extent that any Option or Old Option has terminated or expired without being fully exercised, or has been terminated pursuant to Section 8 or the terms of Old Plan, the unissued Common Shares which have been reserved to be issued upon the exercise of such Options or Old Options shall become available to be issued upon the exercise of Options subsequently granted under this Plan.

(f)
The Option Price shall be fixed by the Board at the time a grant of an Option is approved by the Board and shall be not less than the Fair Market Value as of the date determined by the Board, or if no such determination has been made, then as of the effective date of a grant of an Option, provided that, the Option Price for any Participant that is a U.S. Taxpayer must be determined in accordance with Section 9 to this Plan.

(g)
Subject to Section 8, the vesting of Options granted under this Plan shall be determined by the Board at the time of grant, in its sole discretion. To the extent awarded Options are determined to vest on the basis of time, then no such Options shall vest prior to the first anniversary of the date of grant except as otherwise provided by this Plan. The Participant may only exercise an Option in accordance with the terms of vesting so determined by the Board.

(h)
Subject to Section 6(i), an Option must be exercised within a period of time not exceeding five years from the date of grant of the Option (or such shorter period of time as the Board may determine and specify in connection with the grant of the Option), otherwise the Option shall expire immediately after the applicable period.

(i)
Notwithstanding Section 6(h), if the expiry date of any Option falls within any Blackout Period ("Restricted Options"), then the expiry date of such Restricted Options shall, without any further action, be extended to the last day of the Blackout Extension Term. The foregoing extension applies to all Options whatever the date of grant and shall not be considered an extension of the term of the Options for the purposes of Section 16(b).

(j)
If the Board, in connection with a Change of Control, accelerates the vesting of any or all outstanding Options pursuant to Section 8(h)(ii)(B), then all Options outstanding under this Plan shall terminate immediately following the effective time of the completion of the transactions entered into in connection with such Change of Control without payment (except as otherwise agreed by the Corporation) and shall be of no further force or effect from and after such effective time.

7.    Exercise of Options

(a)
Subject to the provisions of this Plan and the terms and conditions of Option granted hereunder, an Option or any portion thereof which has vested may be exercised from time to time by delivery to the Corporation at its head office or registered office of a notice in writing signed by the Participant or, in the case of the Participant's death or incapacity, the Participant's legal personal representative and addressed to the Corporation or by delivery of a notice to such other third party as may be permitted by the Corporation. Such notice shall state the intention of the Participant, or, in the case of the Participant's death or incapacity, the Participant's legal personal representative, to exercise the Option or a portion thereof and the number of Common Shares in respect of which the Option is then being exercised, and must be accompanied by payment full of the applicable Option Price for the Common Shares which are the subject of the exercise. Unless approved by the Chairman of the Board, no Options may be exercised by a Participant during a Blackout Period.

(b)
Where a Participant proposes to purchase Common Shares pursuant to Options granted under this Plan, the Participant or, if applicable, the Participant's legal personal representative, may instead notify the Corporation in writing that the Participant or, if applicable, the Participant's legal personal representative, elects to dispose of some or all of the Options to the Corporation (the "Cancelled Options"), in which event the Corporation shall pay to the Participant or, if applicable, the Participant's legal personal representative, in respect of the Cancelled Options compensation equal to the difference between the Fair Market Value of the Common Shares on the date on which such election is received by the Corporation and the Option Price specified in such Cancelled Options (as it may be modified under Section 12). Upon such payment being made, all Cancelled Options shall thereupon be cancelled. Notwithstanding the foregoing, the Board may, in its sole and unfettered discretion, decline to permit the acquisition of such Cancelled Options by the Corporation by providing written notice to that effect to the Participant or, if applicable, the Participant's legal personal representative at any time within twenty-one (21) days following the date on which the Corporation receives the notice referred to in the first sentence of this section. In the event that the Board exercises its discretion in the manner contemplated in the preceding sentence, the provisions of Section 7(a) shall apply to the exercise of the applicable Options and the provisions of this section shall have no further application to such Options.

8.	Termination

(a)	Resignation or Termination. If:

(i)	a Participant's employment with the Corporation or the Related Entity is terminated; or

(ii)	the Participant resigns from employment with the Corporation or a Related Entity,

then any Options granted to the Participant under the Plan which:

(iii)
have not yet vested or been deemed to be vested on or before the Separation Date for the Participant are forfeited and cancelled effective on the Separation Date and shall terminate without payment and shall be of no further force or effect from and after the Separation Date; and

(iv)
have vested or been deemed to be vested on or before the Separation Date for the Participant shall continue to be exercisable at any time within thirty (30) days of such termination or resignation, following which time such Options shall terminate without payment and shall be of no further force or effect from and after the Separation Date.

(b)
Termination for Cause. If a Participant's employment with the Corporation or the Related Entity is terminated for Cause, then any Options granted to the Participant under the Plan (whether vested or not) shall be forfeited and cancelled effective on the Separation Date and shall terminate without payment and shall be of no further force or effect from and after the Separation Date.

(c)	Leave of Absence. In the event a Participant takes a leave of absence other than an Approved Leave of Absence:

(i)
all Options granted to the Participant under the Plan that have not then vested shall terminate and be null and void as of the first day of the Participant's leave of absence, subject to applicable law and the Board's sole and absolute discretion to determine otherwise; and

(ii)	all Options granted to the Participant under the Plan that have then vested shall terminate and be null and void as of the 30th day following the Participant's first day of their leave of absence.

(d)
Approved Leave of Absence. In the event a Participant takes an Approved Leave of Absence (other than an Approved Leave of Absence caused by Long-Term Disability), then the Options granted to such Participant will continue to vest and be exercisable as they would have if the Participant was not on an Approved Leave of Absence.

(e)
Approved Retirement and Long-Term Disability. Notwithstanding Section 8(a)(iv), upon the Approved Retirement or commencement of an Approved Leave of Absence caused by Long-Term Disability of any Participant, all Options held by such Participant shall continue to vest and be exercisable by the Participant until the expiry of the Options, following which time such Options shall terminate.

(f)
Death. Notwithstanding Section 8(a)(iv), but subject to any express resolution passed by the Board, upon the death of a Participant, any Options granted to the Participant under the Plan which as of the date of the death of a Participant had vested shall continue to be exercisable by the legal representative of the Participant until the earlier of (i) the date that is six (6) months following the death of the Participant, and (ii) the expiration date of such Options, following which time such Options shall terminate.

(g)
Notice of Change of Control. In the circumstances where the Corporation has entered into an agreement relating to, or otherwise becomes aware of, a transaction which, if completed, would result in a Change of Control, the Corporation shall give written notice of the proposed transaction to the Participants, together with a description of the effect of such Change of Control on outstanding Options. Such notice shall be given not less than fifteen (15) Business Days prior to the closing of the transaction resulting in the Change of Control.

(h)
Notwithstanding anything else in this Plan or any Option Agreement to the contrary, the Board may, in connection with a Change of Control and at its sole option and without the consent of any Participant:

(i)
take such steps as are necessary or desirable to cause the conversion or exchange or replacement of any outstanding Options into or for, rights or other securities of substantially equivalent value (or greater value), as determined by the Board in its discretion, in any entity participating in or resulting from a Change of Control; or

(ii)
accelerate the vesting of any or all outstanding Options to provide that such outstanding Options shall be fully vested upon (or immediately prior to) the completion of the transaction resulting in the Change of Control if:

(A)
the required steps, as determined by the Board in its discretion, are not being taken in connection with such Change of Control to cause the conversion or exchange or replacement of any outstanding Options into or for rights or other securities of substantially equivalent value (or greater value), as determined by the Board in its discretion, in any entity participating in or resulting from a Change of Control; or

(B)
the Corporation has entered into an agreement relating to a transaction which, if completed, would result in a Change of Control and the counterparty or counterparties to such agreement require that all outstanding Options will be either (x) exercised immediately before the effective time of such transaction, or (y) terminated on or after the effective time of such transaction.

(i)
Change of Control; Termination by Corporation. If, before the date the Options vest with respect to any Options granted to the Participant under the Plan, the employment of the Participant as an Employee of the Corporation or of a Related Entity is terminated by the Corporation or the Related Entity in circumstances where such termination occurs:

(i)	subsequent to a Change of Control and during the Change of Control Period; or

(ii)
after the Corporation has a signed written agreement for a transaction which, if completed, would result in a Change of Control and prior to the date on which a Change of Control for such transaction occurs; and

(iii)	such termination was for any reason whatsoever other than death or termination for Cause, then, notwithstanding Section 8(a)(iv), the unvested Options held by a Participant shall immediately vest on the Separation Date and may be exercised at any time within 30 days of the date the Participant's employment was terminated by the Corporation or the Related Entity.

(j)
Change of Control; Resignation for Good Reason. If, before the date the Options vest with respect to any Options granted to the Participant under the Plan, the employment of the Participant as an Employee of the Corporation or of a Related Entity is terminated by the Participant for Good Reason where such termination occurs subsequent to a Change of Control and during the Change of Control Period, then, notwithstanding Section 8(a)(iv), the Options held by a Participant shall immediately vest on the Separation Date and may be exercised at any time within 30 days of the Separation Date. For the purposes of this Section, "Good Reason" shall mean the occurrence of any of the following without the Participant's written consent:

(i)
a material change (other than those which are clearly consistent with a promotion in the Participant's position, status or duties (including any position, status or duties as a director of the Corporation, if applicable), responsibilities (including, without limitation, to whom the Participant reports and who reports to the Participant), title or office in effect immediately prior to the effective date of the Change of Control (which includes any removal of the Participant from or any failure to re-elect or re-appoint the Participant to any such positions or offices which materially affects the Participant), or the Participant being effectively prevented from carrying out their duties and responsibilities as they existed immediately prior to the effective date of the Change of Control; or

(ii)
a material reduction by the Corporation or any of its Related Entities of the Participant's salary, benefits or any other form of remuneration or any adverse change in the basis upon which the Participant's salary, benefits or any other form of remuneration payable by the Corporation or its Related Entities is determined or any failure by the Corporation to increase the Participant's salary, benefits or any other form of remuneration payable by the Corporation or its Related Entities in a manner consistent (both as to frequency and percentage increase) with practices in effect immediately prior to the effective date of the Change of Control; or

(iii)
any failure by the Corporation or its Related Entities to continue in effect any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership or purchase plan, stock option plan, life insurance, disability plan, pension plan or retirement plan in which the Participant is participating or entitled to participate immediately prior to the effective date of the Change of Control without replacing such benefits, plans, and/or policies with new benefits, plans, and/or policies providing the Participant with substantially similar levels of benefits, compensation and/or coverage; or

(iv)
the Corporation or its Related Entities relocating the Participant to any place or requiring the Participant to be based at any place other than the location at which he performed their duties for the Corporation immediately prior to the effective date of the Change of Control, except for required travel on the Corporation's or affiliates' business to an extent substantially consistent with the Participant's obligations immediately prior to the effective date of the Change of Control; or

(v)	any material breach by the Corporation of any provision of this Plan or the written employment agreement between the Participant and the Corporation or any of its Related Entities.

9.	Additional Provisions Concerning U.S. Optionees

(a)
Options granted to an Employee subject to personal income tax under the United States Internal Revenue Code (the "Code"), (such Employee referred to in this Section as a "U.S. Employee"), will be Incentive Options as that term is defined in the Code.

(b)
Maximum Number of Shares for Incentive Options. Notwithstanding any other provision of this Plan to the contrary, the aggregate number of Shares available for Incentive Options is 1,250,000, subject to adjustment pursuant to Section 12 of this Plan and subject to the provisions of Sections 422 and 424 of the Code.

(c)
Grant of Incentive Options. All Incentive Options granted under the terms of this Plan shall be granted within ten (10) years from the date this Plan is adopted by the Corporation or is approved by the shareholders, whichever is earlier.

(d)
Options granted to an Optionee who is subject to personal income tax under the Code who is not an Employee will not be Incentive Options, and any written agreement with such an Optionee for a grant of Options under this Plan will state that the Options granted thereunder are Non-Qualifying Options for U. S. income tax purposes.

(e)	In addition to the terms and conditions of Options granted under this Plan listed in Section 6 above, Options granted to a U.S, Employee will be subject to the following terms and conditions:

(i)	Options will be designated in the written option agreement between the U.S. Employee and TransGlobe as Incentive Options; and

(ii)
if the U.S. Employee is directly or indirectly the beneficial owner of 10% or more of the combined voting power of all classes of shares in the capital of TransGlobe or a Subsidiary at the time an option is granted to the U.S. Employee, the exercise price of such option will be equal to at least 110% of the fair market value of TransGlobe's Common Shares at the time of grant.

(f)	If a U.S. Employee is granted Options under this Plan, the written option agreement with the U.S. Employee will contain acknowledgements by the U.S. Employee that:

(i)
notwithstanding a designation of Options granted to a U.S. Employee as Incentive Options, to the extent that the aggregate fair market value of the Common Shares (determined at the time the Incentive Option is granted) with respect to which Incentive Options which are exercisable for the first time by any U.S. Employee during any calendar year (under this Plan and all other plans of the Corporation, a related corporation or a predecessor corporation) exceeds US $100,000, such excess Options will not be treated as Incentive Options; and

(ii)	in order for Options granted under this Plan to be treated as Incentive Options:

(A)
Common Shares purchased on the exercise of an Incentive Option must not be sold or otherwise disposed of within 2 years from the date the Option was granted, or within 1 year from the date the Option was exercised, and

(B)
the U.S. Employee must maintain his status as a U.S. Employee at all times during the period beginning on the date the Option is granted and ending on the date 30 days before the date the Option is exercised.

(g)
The acknowledgement of the U. S. Employee in (d)(ii)B above does not confer upon the U.S. Employee any right with respect to continuation of his employment relationship with TransGlobe, nor will it interfere in any way with TransGlobe's right to terminate his employment relationship at any time, with or without cause.

10.	Assignment
Rights and obligations under the Plan may be assigned by the Corporation to a successor in the business of the Corporation, any company resulting from any amalgamation, reorganization, combination, merger or arrangement of the Corporation, or any Corporation acquiring all or substantially all of the assets or business of the Corporation.

11.	Options Non-Transferable
Except by operation of law (including normal estate settlement purposes), Options are non-transferable and non-assignable.

12.	Adjustments to Options
In the event of any subdivision, consolidation, stock dividend, capital reorganization, reclassification, exchange, or other change with respect to the Common Shares, or a consolidation, amalgamation, merger, spin-off, sale, lease or exchange of all or substantially all of the property of the Corporation or other distribution of the Corporation's assets to shareholders, appropriate adjustments shall be made in respect of the number of Common Shares optioned and in the respective Option Prices as the Board may in its discretion, and, if applicable, subject to Exchange approval, deem appropriate to preserve, proportionally, the interests of Participants under the Plan.

13.	Expenses
All expenses in connection with this Plan shall be borne by the Corporation.

14.	Compliance with Laws
This Plan, and the administration of it shall be subject to and made in conformity with all applicable laws, any regulations of a duly constituted regulatory authority and all policies and regulations of any stock exchange on which the Corporation's securities are listed or quoted.

15.	Option Agreement
A written agreement will be entered into between the Corporation and each Optionee to whom an Option is granted hereunder (a "Option Agreement"), which agreement will set out the number of Common Shares subject to option, the Option Price, the vesting dates, the expiry dates and any other terms approved by the Board, all in accordance with the provisions of this Plan.

16.	Amendments and Termination of Plan

(a)	Subject to the restrictions set out in this Section 16, the Board may, without shareholder approval:

(i)	amend or discontinue this Plan at any time;

(ii)
modify a provision of this Plan which is required to comply with applicable laws, the requirements of the Exchange or any regulatory authority having jurisdiction over the securities of the Corporation or correct;

(iii)	modify any provision of this Plan which is inapplicable or ambiguous or is an error or omission and amendments which are of a "housekeeping" nature; and

(iv)	extend or accelerate the terms of vesting applicable to any Option in accordance with the terms of this Plan, provided any amendment to this Plan that requires approval of the Exchange may not be made without such approval.

(b)	Without the prior approval of the shareholders, as may be required by the Exchange, the Board may not:

(i)	make any amendment to this Plan to increase the percentage of Common Shares issuable on exercise of outstanding Options at any time pursuant to Section 6(b) hereof;

(ii)
reduce the exercise price of any outstanding Options or cancel and simultaneously therewith or within six months thereafter reissue Options or other entitlements in replacement of such cancelled options;

(iii)	except as provided under Section 6(i), extend the term of any outstanding Option beyond the original expiry date of such Option;

(iv)	make amendments to eligible Participants that may permit the introduction or reintroduction of non-employee directors of the Board on a discretionary basis;

(v)
make any amendment to Section 6(b) to increase the maximum limit on the number of Common Shares that may be reserved for issuance and are issued to Insiders to greater than the designated thresholds within the designated time periods;

(vi)	make any amendment to this Plan that would permit a Participant to transfer or assign Options to a new beneficial Participant other than for normal estate settlement purposes; or

(vii)	make any amendment to this Section 16.

(c)
In addition, no amendment to this Plan or Options granted under this Plan may be made without the consent of the Participant, if it adversely alters or impairs any Option previously granted to such Participant under this Plan.

17.	Tax Consequences of Plan
Notwithstanding Section 9, but subject to Section 19, the Corporation does not assume responsibility for the income or other tax consequences for Eligible Persons under this Plan.

18.	Tax Withholding
The Corporation shall have the power and the right to deduct or withhold, or require a Participant to remit to the Corporation, the required amount to satisfy federal, provincial, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, including the grant or exercise of Options granted under this Plan. With respect to required withholding, the Corporation shall have the irrevocable right to, and the Participant consents to, the Corporation setting off any amounts required to be withheld, in whole or in part, against amounts otherwise owing by the Corporation to the Participant (whether arising pursuant to the Participant's relationship as a director, officer or employee of the Corporation). In addition, the Corporation may elect, in its sole discretion, to satisfy the withholding requirement, in whole or in part, by withholding such number of Common Shares as it determines are required to be sold by the Corporation, as trustee, to satisfy the withholding obligation net of selling costs. The Participant consents to such sale and grants to the Corporation an irrevocable power of attorney to effect the sale of such Common Shares and acknowledges and agrees that the Corporation does not accept responsibility for the price obtained on the sale of such Common Shares.

19.	Deduction
The Corporation desires to permit Participants to enjoy the deduction allowed under Section 110(1)(d) of the Tax Act. Accordingly, the Corporation may make an election under Section 110(1.1) of the Tax Act in prescribed form to waive its right to a deduction in the case of a cash payment made to the Participant under Section 7(b). Such election will be filed with the Canada Revenue Agency and the Participant will, upon request, be provided with evidence in writing of such election for attachment to the Participant's Canadian personal income tax return for the year in which the payment was made.

20.	Effective Date of the Plan
This Plan becomes effective on a date to be determined by the Board. Beginning on such date, the Board shall not grant any new options to purchase Common Shares under TransGlobe's Amended and Restated Stock Option Plan made effective May 9, 2007 (as amended and amended and restated).

21.	Governing Law
The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of Alberta and the laws of Canada applicable therein, without regard to principles of conflict of laws.

Schedule C
Performance Share Unit Plan
On May 20, 2014, the Board adopted a PSU Plan in order to enhance the link between compensation and long-term shareholder value creation. Under this plan design, the interests of the NEOs are aligned with the interests of shareholders by tying the vesting of PSUs to relative TSR, which measures the appreciation of the Common Shares as well as dividends paid over a three year period.
The PSU Plan is administered by the CHRC. All employees of the Company and its related entities are eligible to participate in the PSU Plan ("PSU Participants"). The number of PSUs to be credited to a PSU Participant's account is determined by dividing: (a) the dollar amount of the portion of the PSU Participant's compensation to be paid as PSUs by (b) the five-day weighted average trading price of the Common Shares on the Toronto Stock Exchange (or such stock exchange on which the Common Shares may be listed) immediately preceding the award date.

In the event of a Change of Control (as defined in the PSU Plan), the Board will undertake to negotiate with an acquirer a “rollover” of unvested PSUs into securities of like-securities of the acquirer on the principle that the vesting, performance conditions, and economic value of the replacement units will be the same as the existing units under the TransGlobe plan. On a Change of Control where TransGlobe remains a publicly traded issuer, the unvested PSUs will continue to vest in accordance with the terms and conditions of the PSU Plan. PSUs granted under the PSU Plan are non-transferable and non-assignable. The CHRC may amend, suspend or terminate the PSU Plan without notice or shareholder approval, subject to applicable law and provisions of the PSU Plan.
If a PSU Participant's employment or service as an employee of the Company or related entity is terminated for cause or the PSU Participant resigns, then any PSUs credited to the PSU Participant under the PSU Plan which have not vested on or before the separation date (as defined in the PSU Plan) for the PSU Participant are forfeited and cancelled effective on the separation date and will terminate without payment.
The payment amount in respect of the PSU Participant's vested PSUs shall be paid by the earlier of (i) the sixtieth (60th) day after the separation date, and (ii) the final payment date (as defined in the PSU Plan). In the event a PSU Participant takes a leave of absence, other than an approved leave of absence, all PSUs granted to the PSU Participant that have not then vested shall terminate and be null and void, subject to the Board's sole and absolute discretion to determine otherwise and applicable law.
In the event of the approved retirement (as defined in the PSU Plan) of any PSU Participant who is not a U.S. Taxpayer, at the sole discretion of the Compensation and Human Resources Committee: (i) the PSU Participant shall continue to be a PSU Participant; or (ii) any PSUs granted to the PSU Participant under the PSU Plan which, as of the date of their approved retirement have not yet vested, shall remain outstanding and be performance measured and paid in accordance with the PSU Plan. Upon the approved retirement of any PSU Participant that is a U.S. Taxpayer any PSUs credited to the PSU Participant which have not become payable on or before the separation date for the PSU Participant are forfeited and cancelled effective on the separation date and shall terminate without payment.
Upon the death of a Participant, all PSUs granted to the PSU Participant under the PSU Plan which, as of the date of the death of the PSU Participant, have not vested shall immediately vest and, for such purpose, the vesting percentage will be calculated based on the most recently completed fiscal quarters or years since the award date. The valuation date will be the last day of the most recently completed fiscal quarter of the Company and payment shall be made on the earlier of (i) the sixtieth (60th) day after the death of the PSU Participant, and (ii) the final payment date (as defined under the PSU Plan).
Current Option Plan
The Company has an Option Plan permits the granting of Options to purchase Common Shares to directors, officers, employees, consultants and other service providers ("Optionees") of the Company and its subsidiaries. The Current Option Plan is intended to afford persons who provide services to TransGlobe an opportunity to obtain an interest in TransGlobe by permitting them to purchase Common Shares and to aid in attracting as well as retaining and encouraging the continued involvement of such persons with TransGlobe. The Current Option Plan is administered by the board of directors of the Company.

The Current Option Plan currently limits the number of Common Shares that may be issued on exercise of Options to a number not exceeding 10% of the number of Common Shares which are outstanding from time to time. Options cancelled, terminated or expired prior to exercise of all or a portion thereof shall result in the Common Shares that were reserved for issuance thereunder being available for a subsequent grant of Options pursuant to the Current Option Plan. As the Current Option Plan is a "rolling" plan, the issuance of additional Common Shares by the Company or the exercise of Options will also give rise to additional availability under the Current Option Plan.

The number of Common Shares issuable pursuant to Options granted under the Current Option Plan or any other security-based compensation arrangements of TransGlobe: (i) to any one Optionee may not exceed 5% of the outstanding Common Shares; (ii) issuable to insiders at any time shall not exceed 10% of the issued and outstanding Common Shares; (iii) issued to insiders within any one-year period may not exceed 10% of the outstanding Common Shares; and (iv) to consultants may not exceed 2% of the outstanding Common Shares and to any one single consultant within any one year period may not exceed 1% of the outstanding Common Shares. In addition, the number of Common Shares issuable at any time pursuant to Options to directors of TransGlobe that are not officers or employees of TransGlobe shall be limited to 2% of the issued and outstanding Common Shares.

Options granted pursuant to the Current Option Plan have a term not exceeding ten years and vest in such manner as determined by the board of directors.

Options are not assignable or transferable by the Optionee, except for a limited right of assignment to allow the exercise of Options by an Optionee's legal representative in the event of death or incapacity, subject to the terms upon which the Option is granted.

The exercise price of the Options granted pursuant to the Current Option Plan is determined by the Board at the time of grant, provided that the exercise price shall not be less than the five-day volume weighted average trading price of the Common Shares on the Toronto Stock Exchange (the "TSX") (or such stock exchange on which the Common Shares may be listed) immediately preceding the date of grant.

Under the Current Option Plan, in the event that an Optionee ceases to be a director, officer, employee of or service provider to TransGlobe or a subsidiary of TransGlobe for any reason, including without limitation, resignation, dismissal or otherwise but excluding death and in the case of retirement, directors, the Optionee may, prior to the expiry date of the Options and within 30 days from the date of ceasing to be a director, officer, employee or service provider, exercise any Options which are vested within such period, except as otherwise agreed with the Company, after which time any outstanding Options shall terminate. In the event of death of the Optionee, the Optionee's legal representative may, within six (6) months from the Optionee's death and prior to the expiry date, exercise the Options which are vested within such period, after which time any remaining Options shall terminate. The Company's retirement policy for directors states that if a director either resigns or agrees not to be recommended by management for election at the next annual general meeting, then so long as the director has served as director of the Company for at least two years, then such director's Options shall not terminate thirty days following the time such director ceases to be a director but, rather, shall continue until the earlier of the expiration date of the Option and one year following the time such director ceases to be a director.

While the Common Shares are listed and posted for trading on the Toronto Stock Exchange, the board of directors may from time to time in its sole discretion, permit Options to be surrendered, unexercised to the Corporation in consideration of the receipt by the holder of such Options of an amount (the "Settlement Amount") equal to the excess, if any, of the aggregate fair market value of the shares (based on the five-day volume weighted average trading price of the Common Shares on the Toronto Stock Exchange immediately preceding the Surrender Date (as herein defined)) able to be purchased pursuant to the vested and exercisable portion of such Options on the date of surrender (the "Surrender Date"), over the aggregate Exercise Price for those Common Shares pursuant to those Options. The Settlement Amount is payable in cash, Common Shares or a combination thereof, as the Board of Directors may from time to time in its discretion determine. For greater certainty, those Common Shares underlying the unexercised Options that are the subject of retirement in consideration for a Settlement Amount, are deemed to be included in the number of total Common Shares for which Options may be granted under the Plan.

The Current Option Plan also provides that in the event an Unsolicited Offer (as defined below) is made for the Common Shares, all unexercised and unvested outstanding Options granted under the Current Option Plan shall vest and become immediately exercisable in respect of any and all Common Shares for which the holder of Options has not exercised the Options. An "Unsolicited Offer" is defined in the Current Option Plan as an Offer (as defined below) in respect of which neither the board of directors of the Company nor management of the Company solicited, sought out, or otherwise arranged for the offeror party to make such Offer. An "Offer" means an offer made generally to the holders of Common Shares in one or more jurisdictions to acquire, directly or indirectly, the Common Shares and which is in the nature of a "takeover bid" as defined in the Securities Act (Alberta) and, where the Common Shares are listed and posted for trading on a stock exchange, not exempt from the formal bid requirements of the Securities Act (Alberta). Any Option remaining unexercised following the earlier of the withdrawal of such Unsolicited Offer and the expiry of such Unsolicited Offer in accordance with its terms again becomes subject to the original terms of the agreement relating to the grant of Options as if the Unsolicited Offer had not been made.

The Current Option Plan further provides for certain anti-dilution provisions which provide that in the event of: (a) any change in the Common Shares of the Company through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or (b) any stock dividend to holders of Common Shares of the Company (other than such stock dividends issued at the option of shareholders of the Company in lieu of substantially equivalent cash dividends); or (c) that any rights are granted to holders of Common Shares to purchase Common Shares at prices substantially below fair market value; or (d) that as a result of any recapitalization, merger, consolidation or otherwise the Common Shares are converted into or exchangeable for any other shares; then in any such case the board of directors of the Company may make such adjustment in the Current Option Plan and in the Options granted under the Current Option Plan as the Board of Directors of the Company may in its sole discretion deem appropriate to prevent substantial dilution or enlargement of the rights granted to, or available for, holders of Options, and such adjustments may be included in the Options.

Without the prior approval of the Shareholders of TransGlobe, the board of directors may not: (i) make any amendment to the Current Option Plan to increase the percentage of Common Shares issuable on exercise of outstanding Options at any time, (ii) reduce the exercise price of any outstanding Options, (iii) extend the term of any outstanding Options beyond the original expiry date of such Option (except in accordance with an extension to include a blackout period), (iv) make any amendment to increase the maximum limit on the number of securities that may be issued to Insiders (as such term is defined in the Current Option Plan), (v) make any amendment to increase the maximum number of Common Shares issuable on exercise of Options to directors who are not officers or employees of the Company, (vi) make any amendment to the Current Option Plan that would permit an Optionee to transfer or assign Options to a new beneficial Optionee other than in the case of death of the Optionee, or (vii) amend the restrictions on amendments that are provided in the Current Option Plan. Subject to restrictions set out above, the board of directors may amend or discontinue the Current Option Plan and Options granted thereunder at any time, reduce the percentage number of Common Shares which may be issued under the Current Option Plan, reduce the exercise price of any outstanding Options not held by Insiders, alter the vesting provisions relating to Options, or alter the surrender rights set out in the Current Option Plan, without shareholder approval, provided that any amendment to the Current Option Plan that requires approval of any stock exchange on which the Common Shares are listed for trading may not be made without approval of such stock exchange. In addition, no amendment to the Current Option Plan or Options granted pursuant to the Current Option Plan may be made without the consent of the Optionee if it adversely alters or impairs any Option previously granted to such Optionee.

The policies of the TSX require that the unallocated Options under the Current Option Plan be approved every three years by the Shareholders of TransGlobe. The unallocated Options under the Current Option Plan were last approved by the Shareholders at the Company's annual and special meeting held on May 8, 2013.